EXHIBIT 10.27

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 30, 2015

among

PETROLEUM HEAT AND POWER CO., INC.,

as Borrower

The Other Loan Parties Party Hereto,

The Lenders from Time to Time Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and an LC Issuer

BANK OF AMERICA, N.A.,

as Co-Syndication Agent and an LC Issuer

and

CITIZENS BANK, N.A.,
as Co-Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION, REGIONS BANK and TD BANK, N.A.,

as Co-Documentation Agents

and

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIZENS BANK, N.A.,
as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
1.1. Defined Terms	2
1.2. Accounting Terms; GAAP	40

ARTICLE II THE FACILITY	41
2.1. The Facility	41
2.1.1. Revolving Loans.	41
2.1.2. Facility LCs.	42
2.1.3. Non-Ratable Loans	47
2.1.4. Protective Advances, Swingline Loans and Overadvances.	47
2.1.5. Term Loans.	49
2.2. Ratable Loans; Risk Participation	50
2.3. Payment of the Obligations	50
2.4. Minimum Amount of Each Advance	50
2.5. Funding Account	50
2.6. Reliance Upon Authority; No Liability	51
2.7. Conversion and Continuation of Outstanding Advances	51
2.8. Telephonic Notices	51
2.9. Notification of Advances, Interest Rates and Repayments	52
2.10. Fees	52
2.11. Interest Rates	52
2.12. Eurodollar Advances Post Default; Default Rates	53
2.13. Interest Payment Dates; Interest and Fee Basis	53
2.14. Voluntary Prepayments	53
2.15. Mandatory Prepayments	54
2.16. Termination of the Commitments; Increase in Aggregate Revolving Commitment	56
2.17. Method of Payment	57
2.18. Apportionment, Application, and Reversal of Payments	58
2.19. Settlement	59
2.20. Indemnity for Returned Payments	59
2.21. Noteless Agreement; Evidence of Indebtedness	60
2.22. Lending Installations	60
2.23. Non-Receipt of Funds by the Agent; Defaulting Lenders	61
2.24. Limitation of Interest	63
2.25. Applicable Mortgage Minimum Amount	64
2.26. Amortization of Term Loans	64

ARTICLE III YIELD PROTECTION; TAXES	64
3.1. Yield Protection	64
3.2. Changes in Capital Adequacy Regulations	66
3.3. Availability of Types of Advances	66
3.4. Funding Indemnification	67
3.5. Taxes	67
3.6. Lender Statements; Survival of Indemnity	70
3.7. Replacement of Lender	70

ii

ARTICLE IV CONDITIONS PRECEDENT	71
4.1. Effectiveness	71
4.2. Each Credit Extension	73

ARTICLE V REPRESENTATIONS AND WARRANTIES	74
5.1. Existence and Standing	74
5.2. Authorization and Validity	74
5.3. No Conflict; Government Consent	74
5.4. Security Interest in Collateral	75
5.5. Financial Statements	75
5.6. Material Adverse Change	75
5.7. Taxes	76
5.8. Litigation and Contingent Obligations	76
5.9. Capitalization and Subsidiaries	76
5.10. ERISA	76
5.11. Accuracy of Information	76
5.12. Names; Prior Transactions	76
5.13. Regulation U	77
5.14. Material Agreements	77
5.15. Compliance With Laws	77
5.16. Ownership of Properties	77
5.17. Plan Assets; Prohibited Transactions	77
5.18. Environmental Matters	77
5.19. Investment and Holding Company Status	79
5.20. Bank Accounts	79
5.21. Indebtedness	79
5.22. Affiliate Transactions	79
5.23. Real Property; Leases	79
5.24. Intellectual Property Rights	79
5.25. Insurance	80
5.26. Solvency	80
5.27. Subordinated Indebtedness	80
5.28. Post-Retirement Benefits	81
5.29. Common Enterprise	81
5.30. Reportable Transaction	81
5.31. Labor Disputes	81
5.32. Fixed Price Supply Contracts	81
5.33. Trading and Inventory Policies	81
5.34. Use of Proceeds	82

ARTICLE VI COVENANTS	82
6.1. Financial and Collateral Reporting	82
6.2. Use of Proceeds	86
6.3. Notices	86
6.4. Conduct of Business	88
6.5. Taxes	88
6.6. Payment of Indebtedness and Other Liabilities	88
6.7. Insurance; Weather Hedging	89
6.8. Compliance with Laws	91
6.9. Maintenance of Properties and Intellectual Property Rights	91
6.10. Inspection	91

iii

6.11. Appraisals	92
6.12. Communications with Accountants	92
6.13. Post-Closing Obligations with respect to Real Property; Mortgage Amendments, Collateral Access Agreements, etc.	92
6.14. Deposit Account Control Agreements	93
6.15. Additional Collateral; Further Assurances	94
6.16. Dividends	94
6.17. Indebtedness	95
6.18. Merger	97
6.19. Sale of Assets	97
6.20. Investments and Acquisitions	98
6.21. Liens	99
6.22. Change of Name or Location; Change of Fiscal Year	100
6.23. Affiliate Transactions	101
6.24. Amendments to Agreements	101
6.25. Prepayment of Indebtedness; Subordinated Indebtedness	101
6.26. Financial Contracts	102
6.27. Capital Expenditures	102
6.28. Financial Covenants	102
6.29. Depository Banks	103
6.30. Real Property Purchases	103
6.31. Sale of Accounts	103
6.32. Parent	103
6.33. Fixed Price Supply Contracts; Certain Policies	103

ARTICLE VII DEFAULTS	104

ARTICLE VIII REMEDIES; WAIVERS AND AMENDMENTS	106
8.1. Remedies.	106
8.2. Waivers by Loan Parties	108
8.3. Amendments	108
8.4. Preservation of Rights	110

ARTICLE IX GENERAL PROVISIONS	111
9.1. Survival of Representations	111
9.2. Governmental Regulation	111
9.3. Headings	111
9.4. Entire Agreement	111
9.5. Several Obligations; Benefits of this Agreement	111
9.6. Expenses; Indemnification	111
9.7. Numbers of Documents	113
9.8. Accounting	113
9.9. Severability of Provisions	113
9.10. Nonliability of Lenders	113
9.11. Confidentiality	114
9.12. Nonreliance	114
9.13. Disclosure	114
9.14. USA PATRIOT ACT	114

ARTICLE X THE AGENT	115
10.1. Appointment; Nature of Relationship	115

iv

10.2. Powers	115
10.3. General Immunity	115
10.4. No Responsibility for Credit Extensions, Recitals, etc	115
10.5. Action on Instructions of the Lenders	116
10.6. Employment of Agents and Counsel	116
10.7. Reliance on Documents; Counsel	116
10.8. Agent’s Reimbursement and Indemnification	116
10.9. Notice of Default	117
10.10. Rights as a Lender	117
10.11. Lender Credit Decision	117
10.12. Successor Agent	118
10.13. Delegation to Affiliates	118
10.14. Execution of Loan Documents	118
10.15. Collateral Matters.	119
10.16. Co-Agents, Co-Syndication Agents, Co-Documentation Agents, etc.	121

ARTICLE XI SETOFF; RATABLE PAYMENTS	121
11.1. Setoff	121
11.2. Ratable Payments	121

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	121
12.1. Successors and Assigns	121
12.2. Participations	122
12.3. Assignments	123
12.4. Dissemination of Information	125
12.5. Tax Treatment	125
12.6. Assignment by LC Issuer	125

ARTICLE XIII NOTICES	125
13.1. Notices; Effectiveness; Electronic Communications	125
13.2. Change of Address, Etc	127

ARTICLE XIV COUNTERPARTS	127

ARTICLE XV GUARANTY	127
15.1. Guaranty	127
15.2. Guaranty of Payment	127
15.3. No Discharge or Diminishment of Guaranty	127
15.4. Defenses Waived	129
15.5. Rights of Subrogation	129
15.6. Reinstatement; Stay of Acceleration	129
15.7. Information	129
15.8. Taxes	130
15.9. Severability	130
15.10. Contribution	130
15.11. Lending Installations	131
15.12. Liability Cumulative	131
15.14. Keepwell	131

v

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	132
16.1. CHOICE OF LAW	132
16.2. CONSENT TO JURISDICTION	132
16.3. WAIVER OF JURY TRIAL	132

ARTICLE XVII THE BORROWER REPRESENTATIVE	132
17.1. Appointment; Nature of Relationship	132
17.2. Powers	133
17.3. Employment of Agents	133
17.4. Notices	133
17.5. Successor Borrower Representative	133
17.6. Execution of Loan Documents; Borrowing Base Certificate	133
17.7. Reporting	133

ARTICLE XVIII	134

Effect of Amendment and Restatement of Existing Credit Agreement	134

EXHIBITS:

EXHIBIT A FORM OF BORROWING NOTICE

EXHIBIT B FORM OF CONVERSION/CONTINUATION NOTICE

EXHIBIT C NOTE

EXHIBIT D FORM OF OPINION

EXHIBIT E COMPLIANCE CERTIFICATE

EXHIBIT F JOINDER AGREEMENT

EXHIBIT G ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H BORROWING BASE CERTIFICATE

SCHEDULES:

SCHEDULE I COMMITMENTS

SCHEDULE 1.1 ELIGIBLE CARRIERS

SCHEDULE 5.8 LITIGATION AND CONTINGENT OBLIGATIONS

SCHEDULE 5.9 CAPITALIZATION AND SUBSIDIARIES

SCHEDULE 5.12 NAMES; PRIOR TRANSACTIONS

SCHEDULE 5.14 MATERIAL AGREEMENTS

SCHEDULE 5.16 OWNERSHIP OF PROPERTIES

SCHEDULE 5.18 ENVIRONMENTAL MATTERS

SCHEDULE 5.21 INDEBTEDNESS

SCHEDULE 5.22 AFFILIATE TRANSACTIONS

SCHEDULE 5.23 REAL PROPERTY; LEASES

SCHEDULE 5.24 INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5.25 INSURANCE

vi

SCHEDULE 5.31 LABOR MATTERS

SCHEDULE 5.32 FIXED PRICE SUPPLY CONTRACTS

SCHEDULE 6.20 OTHER INVESTMENTS

SCHEDULE 6.21 LIENS

vii

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement, dated as of July 30, 2015, is among Petroleum Heat and Power Co., Inc., a Minnesota corporation (“Petro” or the “Borrower”), the other Loan Parties, the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A., a national banking association, as an LC Issuer and as the Agent, Bank of America, N.A., as co-syndication agent and as an LC Issuer (“Bank of America”), Citizens Bank, N.A., as co-syndication agent (together with Bank of America, the “Co-Syndication Agents”) and KeyBank National Association, Regions Banks and TD Bank, N.A., as co-documentation agents (each, a “Co-Documentation Agent” and collectively, the ”Co-Documentation Agents”).

RECITALS

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement, dated as of January 14, 2014 (as amended prior to the date hereof, the “Existing Credit Agreement”), among Petro, the lenders party thereto (the “Existing Lenders”), the other Loan Parties, JPMorgan Chase Bank, N.A., a national banking association, as an issuer of certain letters of credit and as the administrative agent, Bank of America, N.A. as an issuer of certain letters of credit and co-syndication agent, RBS Citizens, N.A., as co-syndication agent and Key Bank National Association, Regions Bank, Wells Fargo Capital Finance, LLC and BMO Harris Bank as co-documentation agents, the Existing Lenders made available to the Borrower loans and other extensions of credit in an aggregate amount not to exceed $450,000,000;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in order to provide for, among other things, (i) an additional 5-year term loan facility in an aggregate amount not to exceed $100,000,000, which extensions of credit will be used by the Borrower for the purposes set forth in Section 6.2 and (ii) extend the Facility Termination Date and reduce the Applicable Margin with respect to the Revolving Loans outstanding under the Existing Credit Agreement;

WHEREAS, the Obligations of the Borrower under the Loan Documents to the Agent and the Lenders will continue to be guaranteed by the Guarantors as set forth in the Guaranty; and

WHEREAS, the Borrower and the other Loan Parties will continue to secure all of their Obligations under the Loan Documents pursuant to the security interests in and liens upon the Collateral as set forth in the Collateral Documents;

NOW THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as of the Effective Date to read in its entirety as follows:

1

ARTICLE I

DEFINITIONS

1.1.            Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2010 Parent Indenture” means the Indenture, among the Parent, Star Gas Finance Company and Union Bank, N.A., as trustee, dated as of November 16, 2010, as amended, supplemented or otherwise modified from time to time.

“2010 Parent Notes” means the 8.875% Senior Notes due 2017 issued pursuant to the 2010 Parent Indenture.

“Account” shall have the meaning given to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Stock having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Stock of a Person.

“Advance” means a borrowing hereunder, (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, and consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term Advance shall include Revolving Loans, Term Loans, Non-Ratable Loans, Swingline Loans, Overadvances and Protective Advances unless otherwise expressly provided.

“Affected Lender” is defined in Section 3.7.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of the voting Capital Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent” means Chase in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

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“Aggregate Commitment” means, at any time, the aggregate of the Revolving Commitment and Term Commitment (or, if the Term Commitment has been terminated, the Term Credit Exposure) of all the Lenders.

“Aggregate Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposure and Term Credit Exposure of all the Lenders.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Revolving Commitment shall be in the amount of $450,000,000; provided that, for all purposes of this Agreement (other than the definition of Available Revolving Commitment) (i) the Aggregate Revolving Commitment shall be deemed to be the Non-Seasonal Availability Amount for each day other than any day during a Seasonal Availability Period and (ii) during a Seasonal Availability Period the Aggregate Revolving Commitment shall be equal to $300,000,000 plus the aggregate amount of increases in the Aggregate Revolving Commitment requested by the Borrower during such Seasonal Availability Period subject to the limitations on such requests described in the proviso of the definition of “Seasonal Availability Notice” (it being understood that the Aggregate Revolving Commitment shall not exceed $450,000,000 (or if the Aggregate Revolving Commitment is increased pursuant to Section 2.16 hereof, $550,000,000) at any time).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposure.

“Aggregate Term Commitment” means the aggregate of the Term Commitments of all of the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Term Commitment shall be in the amount of $100,000,000.

“Aggregate Term Credit Exposure” means, at any time, the aggregate of the Term Credit Exposure.

“Agreement” means this Third Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” or “ABR” means, for any day, a rate of interest per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate (excluding the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Applicable Fee Rate” means 0.30% per annum; provided that the Applicable Fee Rate on the amount by which the Aggregate Revolving Commitment exceeds the Non-Seasonal Availability Amount shall be, solely with respect to each day other than any day during a Seasonal Availability Period, 0.20% per annum.

3

“Applicable Margin” means, (A) with respect to Revolving Loans, (i) with respect to Floating Rate Advances, 0.50% per annum and (ii) with respect to Eurodollar Advances, 1.50% per annum and (B) with respect to Term Loans, (i) with respect to Floating Rate Advances, 2.00% per annum and (ii) with respect to Eurodollar Advances, 3.00% per annum; provided that from and after the date of delivery by the Borrower of the financial statements described in Section 6.1(b) for the Fiscal Quarter ending as of September 30, 2015 and thereafter, the Applicable Margin will be determined as of the end of each Fiscal Quarter of the Borrower based upon the Applicable Margin Availability for such Fiscal Quarter as set forth in the pricing grid below:

Applicable Margin Availability	Revolving Loan Eurodollar Advances	Revolving Loan Floating Rate Advances	Term Loan Eurodollar Advances	Term Loan Floating Rate Advances
> $150,000,000	1.50%	0.50%	3.00%	2.00%
> $75,000,000 but < 150,000,000	1.75%	0.75%	3.25%	2.25%
< $75,000,000	2.00%	1.00%	3.50%	2.50%

Changes in the Applicable Margin resulting from changes in Applicable Margin Availability shall become effective on the first day of the next succeeding quarter and shall remain in effect until the next change to be effected pursuant to this paragraph. In the event that the Borrower shall fail to deliver the Borrowing Base Certificate with respect to any fiscal quarter, the Applicable Margin shall, from the date such Borrowing Base Certificate was required to be delivered until the date on which it is delivered, be determined by reference to the lowest Applicable Margin Availability in the foregoing grid.

“Applicable Margin Availability” means, at any date, (a) the sum of the Availability (which shall be deemed to include Suppressed Availability for the purpose of calculating Availability pursuant to this definition) on the last day of each of the twelve preceding Fiscal Months (or if fewer than twelve Fiscal Months have elapsed since the Effective Date, the number of Fiscal Months that have actually elapsed since the Effective Date) ending on such date divided by (b) twelve (or such lesser number of Fiscal Months that have actually elapsed since the Effective Date).

"Applicable Mortgages" means any Mortgage with respect to which mortgage recording taxes, documentary stamp taxes, intangible taxes and other similar taxes are payable in connection with each Credit Extension (assuming that no Credit Extensions were then outstanding).

"Applicable Mortgage Minimum Amount" means, at any time, the sum of the limits on the maximum amount of the Obligations secured under all Applicable Mortgages at such time.

4

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (i) J.P. Morgan Securities LLC and its successors, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and (iii) Citizens Bank, N.A., each in their capacity as Joint Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 12.3(a).

“Authorized Officer” means any of the chief executive officer, chief financial officer, vice president, controller or treasurer of a Loan Party, acting singly.

“Availability” means, at any time, an amount equal to (x) the lesser of (a) the Aggregate Revolving Commitment and (b) the Borrowing Base minus (y) the Aggregate Revolving Credit Exposure; provided that the Aggregate Revolving Credit Exposure shall not exceed, until the 2010 Parent Notes are discharged or defeased in accordance with Section 8.1 of the 2010 Parent Indenture, the amount permitted under and calculated in accordance with the definition of “Borrowing Base” in the 2010 Parent Indenture.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Revolving Credit Exposure at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) as amended, reformed, or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Representative” means PHI, in its capacity as contractual representative of the Borrower pursuant to Article XVII.

“Borrowing Base” means, at any time, the sum, without duplication, of:

5

(a) (i) for the months of May through November in each Fiscal Year, 85% of Eligible Accounts Receivable or (ii) for the months of December through April in each Fiscal Year subject to trailing dilution of not more than 3%, 90% of Eligible Accounts Receivable, plus

(b) (i) for the months of May through November in each Fiscal Year, 80% of Eligible Heating Oil and Other Fuel Inventory or (ii) for the months of December through April in each Fiscal Year, 85% of Eligible Heating Oil and Other Fuel Inventory, plus

(c) the lesser of (i) $7,500,000 and (ii) 40% of Eligible Other Inventory, plus

(d) the lesser of

(i) $100,000,000 and

(ii) the sum of

(A) 75% of the Mortgage Value of Eligible Real Property, which amount shall be reduced by estimated environmental liabilities determined by the Agent in its Permitted Discretion on a property-by-property basis (it being understood that the value calculated in this clause (A) for any individual property shall never be less than zero),

(B) 75% of the Net Orderly Liquidation Value of Eligible Vehicles,

(C) 75% of the Net Orderly Liquidation Value of Eligible Machinery and Equipment, and

(D) the sum of (i) 50% of the aggregate of the Customer Lists Value less (ii) the aggregate principal amount of outstanding Term Loans; provided that this clause (D) shall not be less than zero,

plus

(e) 100% of cash and Cash Equivalent Investments held in deposit accounts located at, and subject to control agreements in favor of, the Agent, minus

(f) Reserves;

provided that (I) the amount described in clause (d)(i) above shall be automatically reduced on a dollar-for-dollar basis by the Borrowing Base Reduction Amount, (II) Customer Lists shall be reappraised on an annual basis in accordance with Section 6.11 and (III) except for (x) assets acquired in a Permitted Acquisition consummated pursuant to Sections 2.15(b)(ii) or (d), (y) Inventory and (z) Accounts, any assets acquired in connection with any Permitted Acquisition shall not be included in the determination of the Borrowing Base. The Borrowing Base shall be determined based on the most recent Borrowing Base Certificate delivered by the Borrower.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of the Borrower Representative, in the form of Exhibit H or another form which is acceptable to the Agent in its Permitted Discretion. Each Borrowing Base Certificate shall set forth, among other things, a calculation of (a) the Borrowing Base and (b) the “Borrowing Base” as defined in the 2010 Parent Indenture.

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“Borrowing Base Reduction Amount” means an amount equal to the sum of (a) all Net Cash Proceeds of asset dispositions received by any Loan Party plus (b) all insurance or condemnation proceeds received by any Loan Party; provided that (x) such Net Cash Proceeds or insurance or condemnation proceeds shall be disregarded in determining the Borrowing Base Reduction Amount to the extent they are deposited in a deposit account located at, and subject to control agreements in favor of, the Agent pursuant to Section 2.15(b) or (d), as applicable, (y) such Net Cash Proceeds or insurance or condemnation proceeds shall be disregarded in determining the Borrowing Base Reduction Amount to the extent that within twelve months of the receipt thereof they are reinvested pursuant to Section 2.15(b) or (d), as applicable, in replacement assets of like value (as determined in a manner satisfactory to the Agent in its Permitted Discretion), and (z) in determining the Borrowing Base Reduction Amount, the amount allocated to any asset that is disposed of or that is the subject of any insurance or condemnation proceeds so received shall be equal to the amount originally allocated to such asset for purposes of determining the Borrowing Base (as determined by the Agent in its Permitted Discretion).

“Borrowing Date” means a date on which an Advance or a Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.1.1(b).

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, for any period, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset (other than pursuant to an Acquisition) which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

7

“Capitalized Lease Obligations” of a Person means the aggregate amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Carry Over Amount” is defined in Section 6.27.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the U.S., (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, and (d) certificates of deposit issued by and time deposits with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; provided that, in each case, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change” is defined in Section 3.2.

“Change in Control” means the occurrence of any of the following events: (i) the partners or shareholders, as the case may be, of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; (ii) the General Partner shall cease for any reason to be the sole general partner of the Parent; (iii) the Parent ceases for any reason to beneficially own, directly or indirectly, 100% of all classes of Capital Stock of the Borrower; (iv) the Kestrel Group collectively shall cease for any reason to beneficially own Capital Stock having the voting power to elect all of the directors or other governing board of the General Partner; or (v) a “Change of Control” (or any other defined term having a similar purpose) as defined in the 2010 Parent Indenture shall occur.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Co-Syndication Agents” has the meaning specified in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means any and all Property covered by the Collateral Documents and any and all other Property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Agent, between the Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real Property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

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“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateral Shortfall Amount” is defined in Section 2.1.2(l).

“Commitment” means, for each Lender, its Revolving Commitment and its Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreement” means any agreement or arrangement designed solely to protect any Loan Party against fluctuations in the price of petroleum derivative products with respect to quantities of such products that such Loan Party reasonably expects to purchase from suppliers, sell to their customers or need for their inventory during the period covered by such agreement or arrangement.

“Commodities Inventory” means all inventory consisting of petroleum derivative products of, and held for sale by, the Loan Parties.

“Compliance Certificate” is defined in Section 6.1(e).

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, (d) amortization and other non-cash charges (including any non-cash impact of Financial Accounting Standards Board Accounting Standards Codifications 715 and 815), (e) cash contributions to any Plan and (f) extraordinary non-cash losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Parent and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period (each, a “Reference Period”), (i) if at any time during such Reference Period, the Parent or any Subsidiaries shall have made any Material Disposition, Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, the Parent or any Subsidiaries shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition: “Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Parent and its Subsidiaries in excess of $500,000; “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Parent and the Subsidiaries in excess of $500,000.

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“Consolidated Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense, plus scheduled principal payments on Indebtedness made during such period, plus dividends or distributions paid or made during such Period by the Parent, plus Capitalized Lease payments, plus cash contributions to any Plan, all calculated for the Parent and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated Fixed Charges for any Reference Period, (i) if at any time during such Reference Period, the Parent or any Subsidiaries shall have made any Material Disposition, Consolidated Fixed Charges for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition occurred on the first day of such Reference Period and (ii) if during such Reference Period, the Parent or any Subsidiaries shall have made a Material Acquisition, Consolidated Fixed Charges for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition: "Material Acquisition" means any Permitted Acquisition that involves the payment of consideration by the Parent and its Subsidiaries in excess of $500,000; and "Material Disposition" means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Parent and the Subsidiaries in excess of $500,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period (it being understood that, for the avoidance of doubt, no call premium or expenses payable in connection with the repayment or redemption of the 2010 Parent Notes shall be included in the calculation of Consolidated Net Income for purposes of calculating the Fixed Charge Coverage Ratio).

“Consolidated Senior Secured Debt” means, at any date, the Funded Debt of the Parent and its Subsidiaries that is then secured by a Lien on any asset of the Parent or its Subsidiaries and that is not subordinated in right of payment to the Obligations.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

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“Conversion/Continuation Notice” is defined in Section 2.7.

“Copyrights” shall have the meaning given to such term in the Security Agreement.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) its Revolving Credit Exposure, plus (b) its Term Credit Exposure.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Customer Lists” means a list of the customers of the Borrower, PHI and their respective Subsidiaries which are Loan Parties, specifying each customer’s name, mailing address and phone number.

“Customer Lists Value” means, at the election of the Agent exercising its Permitted Discretion, either (a) the value of the Customer Lists as determined in a manner acceptable to the Agent (in its Permitted Discretion) by an appraiser reasonably acceptable to the Agent or (b) the value of (i) the distressed net orderly enterprise valuation (as determined by the Agent in its Permitted Discretion) of the non-working capital assets of the Loan Parties less (ii) the fair market value of Eligible Real Property less (iii) the Orderly Liquidation Value of Eligible Vehicles less (iv) the Orderly Liquidation Value of Eligible Machinery and Equipment.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless such funding obligations are subject to a good faith dispute between the Borrower and such Lender, (b) notified the Borrower, the Agent, the LC Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (it being understood that a Lender shall not be deemed a Defaulting Lender hereunder if its stated intention not to fund is based upon another party’s failure to fulfill its obligations under the applicable agreement), in each case unless such funding obligations are subject to a good faith dispute between the Borrower and such Lender, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, unless such funding obligations are subject to a good faith dispute between the Borrower and such Lender, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

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“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Agent (in its Permitted Discretion), among any Loan Party, a banking institution holding such Loan Party’s funds, and the Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Document” shall have the meaning given to such term in the Security Agreement.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of the U.S. or any state of the U.S.

“Effective Date” means the date that the conditions precedent set forth in Article IV are satisfied.

“Eligibility Definition” means any of the following terms, as defined herein: “Eligible Accounts Receivable”, “Eligible Heating Oil and Other Fuel Inventory”, “Eligible Machinery and Equipment”, “Eligible Other Inventory”, “Eligible Real Property” and “Eligible Vehicles”.

“Eligible Accounts Receivable” means, at any time, the Accounts of a Loan Party which the Agent determines in its Permitted Discretion are eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Accounts Receivable shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;

(c) with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment; provided that (i) notwithstanding the foregoing, from May 1st through August 31st of each year, Accounts with respect to which more than 90 days but no more than 120 days have elapsed since the original invoice date shall nevertheless constitute Eligible Account Receivables in an amount not to exceed $25,000,000 (when taken together with all installment Accounts included as Eligible Accounts Receivable pursuant to clause (ii) below) and (ii) an installment Account that does not otherwise meet the terms of this clause (c) shall nevertheless constitute an Eligible Account Receivable so long as (x) with respect to any particular payment installment of such installment Account, not more than 90 days have elapsed since the date on which the original bill for such particular payment installment was mailed, (y) no particular payment installment of such installment Account is more than 60 days past the due date for payment and (z) the aggregate of all such installment Accounts does not exceed $25,000,000 (when taken together with all Accounts included as Eligible Accounts Receivable pursuant to clause (i) above);

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(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 2% of the aggregate amount of Eligible Accounts Receivable of all Loan Parties;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agent (in its Permitted Discretion) which has been sent or otherwise delivered to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Newfoundland) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the Province of Newfoundland) unless, in either case, such Account is backed by a Letter of Credit acceptable to the Agent in its Permitted Discretion which is in the possession of the Agent;

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(m) which is owed in any currency other than U.S. dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Agent (in its Permitted Discretion) which is in the possession of the Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s satisfaction in its Permitted Discretion;

(o) which is owed by any Affiliate, director or executive officer of any Loan Party;

(p) which, when added to all other Accounts owing to the Loan Parties by the applicable Account Debtor or any of its Affiliates, does not exceed in face amount (i) in the case of commercial Account Debtors, 2.0% of the total Eligible Accounts Receivable and (ii) in the case of residential Account Debtors, 1.0% of the total Eligible Accounts Receivable;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper, or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(u) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business; or

(v) which the Agent determines (in its Permitted Discretion) may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines (in its Permitted Discretion) is unacceptable for any reason whatsoever.

“Eligible Carrier” means each of the carriers and pipeline companies listed on Schedule 1.1 or otherwise approved from time to time by the Agent in its Permitted Discretion.

“Eligible Heating Oil and Other Fuel Inventory” means, at any time, the Inventory of a Loan Party consisting of propane, home heating oil, diesel fuel and other petroleum derivative products, but excluding natural gas, which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder and as to which all of the following requirements have been fulfilled to the reasonable satisfaction of the Agent:

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(a) such Inventory is owned by such Loan Party, is subject to a first priority perfected Lien in favor of the Agent, and is subject to no other Lien whatsoever other than a Permitted Lien which does not have priority over the Lien in favor of the Agent;

(b) such Inventory is not held on consignment;

(c) such Inventory is of customary quality and meets all standards applicable to such Inventory, its use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(d) such Inventory is of a type sold in the ordinary course of the business of such Loan Party;

(e) such Inventory is located within the United States (i) in the Buckeye or Colonial pipeline systems, (ii) in commercial storage facilities; (iii) at one of the locations listed in Exhibit A to the Security Agreement; or (iv) in transit to a location described in the foregoing clause (i), (ii) or (iii) with an Eligible Carrier;

(f) such Inventory does not constitute goods in transit unless it is in transit with an Eligible Carrier;

(g) such Inventory is stored in storage facilities of such Loan Party or in commercial storage facilities and if located in a warehouse or other facility leased by such Loan Party, the lessor has delivered to the Agent a waiver, consent and agreement in form and substance satisfactory to the Agent (in its Permitted Discretion) or a Reserve for rent, charges, and other amounts due or to become due with respect to such warehouse or facility has been established by the Agent in its Permitted Discretion; provided that any such Inventory stored in any particular commercial storage facility or warehouse does not in the aggregate exceed 15% of the total Eligible Heating Oil and Other Fuel Inventory;

(h) such Inventory has not been delivered to a customer of such Loan Party (regardless of whether such delivery is on a consignment basis) and has not been returned by any customer; and

(i) in the case of any Inventory consisting of any petroleum derivative products other than home heating oil, such Inventory does not exceed 10% of the total Eligible Heating Oil and Other Fuel Inventory.

“Eligible Inventory” means all Eligible Heating Oil and Other Fuel Inventory and all Eligible Other Inventory.

“Eligible Machinery and Equipment” means, at any time, the Machinery and Equipment (other than Vehicles and items included in the definition of Eligible Other Inventory) of a Loan Party then used or useful in such Loan Party’s business, which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder and as to which all of the following requirements have been fulfilled to the reasonable satisfaction of the Agent:

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(a) such Machinery and Equipment (i) is owned by such Loan Party, (ii) is subject to a first priority perfected Lien in favor of the Agent and (iii) is subject to no other Lien whatsoever other than a Permitted Lien which does not have priority over the Lien in favor of the Agent;

(b) the full purchase price for such Machinery and Equipment has been paid by such Loan Party;

(c) such Machinery and Equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien in favor of the Agent and to no other Lien whatsoever other than a Permitted Lien which does not have priority over the Lien in favor of the Agent or (ii) leased by such Loan Party with respect to which the Agent has received waiver, consent and agreement in form and substance satisfactory to the Agent;

(d) such Machinery and Equipment is in reasonable repair and working order and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(e) such Machinery and Equipment is not subject to any agreement which materially restricts the ability of the Loan Parties to use, sell, transport or dispose of such Machinery and Equipment or which materially restricts the Agent’s ability to take possession of, sell or otherwise dispose of such Machinery and Equipment; and

(f) such Machinery and Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such Machinery and Equipment is located;

provided, however, that with respect to any item of Machinery or Equipment which is subject to a Permitted Lien and which satisfies each of the eligibility criteria set forth above, only that portion of such item which is in excess of the amount secured by such Permitted Lien shall be deemed to constitute Eligible Machinery and Equipment.

“Eligible Other Inventory” means, at any time, the Inventory of a Loan Party consisting of furnaces, boilers and other heating components and replacement parts, air conditioner and air conditioning components, water purifying equipment and parts, and other related equipment and parts held for resale in the ordinary course of business, but excluding Eligible Heating Oil and Other Fuel Inventory, which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Other Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;

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(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true;

(e) which does not conform to all standards imposed by any Governmental Authority;

(f) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(g) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may require or (ii) an appropriate Reserve has been established by the Agent in its Permitted Discretion;

(i) which is the subject of a consignment by such Loan Party as consignor;

(j) which is perishable;

(k) which contains or bears any Intellectual Property Rights licensed to such Loan Party unless the Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l) which is not reflected in a current inventory report of such Loan Party; or

(m) which the Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

provided, however, that with respect to any item of Equipment which is subject to a Permitted Lien and which satisfies each of the eligibility criteria set forth above, only that portion of such item which is in excess of the amount secured by such Permitted Lien shall be deemed to constitute Eligible Other Inventory.

“Eligible Real Property” means, at any time, any parcel of Material Real Property of any Loan Party as to which each of the following conditions has been satisfied at such time:

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(a)                (i) a Lien on such parcel of Material Real Property shall have been granted by a Loan Party in favor of the Agent pursuant to a Mortgage, (ii) such Mortgage shall be in full force and effect in favor of the Agent at such time, (iii) such Mortgage shall have been recorded in the appropriate jurisdiction or jurisdictions to perfect the Lien granted pursuant to such Mortgage and (iv) all applicable mortgage recording taxes shall have been paid, provided that such Mortgage need not have been so recorded (and any such mortgage recording taxes need not have been so paid) if an effective title insurance policy (naming the Agent as the insured thereunder) shall have been issued that otherwise complies with the requirements of clause (c) (i) or (ii) of this definition and that provides “gap” coverage insuring against any exceptions that may arise prior to the actual recording of such Mortgage (and the payment of any such recording taxes);

(b)               the Agent and the title insurance company issuing the policy referred to in clause (c) of this definition shall have received maps or plats of an as-built survey of the sites of the Material Real Property covered by such Mortgage certified to the Agent and such title insurance company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Agent and such title insurance company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines (where setback information is readily obtainable); (B) the lines of streets abutting such sites and the width thereof; (C) all access and other easements appurtenant to such sites or necessary to use such sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting such sites, whether recorded, apparent from a physical inspection of such sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on such sites; and (F) if such sites are described as being on a filed map, a legend or other information relating the survey to said map;

(c)                the Agent shall have received in respect of such parcel of Material Real Property (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance dated a date reasonably satisfactory to the Agent. Each such policy shall (A) be in an amount not less than the Mortgage Value (as of the date such parcel of Material Real Property becomes a parcel of Eligible Real Property) of such parcel of Material Real Property, (B) be issued at ordinary rates, (C) insure that the Mortgage insured thereby creates a valid first Lien on such parcel of Material Real Property free and clear of all defects and encumbrances, except such as may be approved by the Agent (in its Permitted Discretion) and Permitted Mortgage Liens, (D) name the Agent for the benefit of the Lenders as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to the Agent), (F) contain a comprehensive lender’s endorsement and such other endorsements as may be reasonably requested by the Agent and (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to the Agent (including any such title companies acting as co-insurers or reinsurers) or (ii) in the case of any such parcel of Material Real Property subject to a Mortgage pursuant to the Existing Credit Agreement as of the Effective Date, a date-down endorsement to the mortgagee’s title policy issued by the title company that issued the title policy covering such Existing Mortgage in connection with the Existing Credit Agreement, which endorsement shall update the effective date of such existing title insurance policy and amend the description of the insured Existing Mortgage to include the amendment to such Existing Mortgage. The Agent shall have received (x) evidence satisfactory to it (in its Permitted Discretion) that all premiums in respect of each such policy or endorsement, as the case may be, have been paid and (y) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies);

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(d)               the Agent shall have received a Final Appraisal with respect to such parcel of Material Real Property;

(e)                with respect to any such parcel of Material Real Property upon which a Mortgage is granted, a summary Phase I environmental report with respect to such parcel of Material Real Property, dated a date satisfactory to the Agent in its Permitted Discretion and in form and substance reasonably satisfactory to the Agent shall have been delivered to the Agent, accompanied by a reliance letter in favor of the Agent and the Lenders in form and substance reasonably satisfactory to the Agent; and

(f)                if such parcel of Material Real Property is subject to a ground lease in favor of any Loan Party as lessee, no consent shall be required under such ground lease to mortgage or foreclose upon such parcel of Material Real Property (or such consent shall have been obtained).

“Eligible Vehicles” means, at any time, the Equipment of a Loan Party consisting of trucks, vans and other vehicles used to transport home heating oil, diesel fuel and other petroleum derivative products and other Inventory (other than propane and natural gas), or are used primarily in connection with the provisions of service to customers, which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder and as to which all of the following requirements have been fulfilled to the reasonable satisfaction of the Agent:

(a) such Equipment (i) is owned by such Loan Party, (ii) is subject to a first priority perfected Lien in favor of the Agent and (iii) is subject to no other Lien whatsoever other than a Permitted Lien which does not have priority over the Lien in favor of the Agent;

(b) the full purchase price for such Equipment has been paid by such Loan Party;

(c) such Equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien in favor of the Agent and to no other Lien whatsoever other than a Permitted Lien which does not have priority over the Lien in favor of the Agent, (ii) leased by such Loan Party with respect to which the Agent has received waiver, consent and agreement in form and substance satisfactory to the Agent, or (iii) is both (A) currently being tracked by a Loan Party pursuant to a GPS or other similar system and (B) “at or in transit to” a Loan Party location, the home of the driver of such Equipment or other location pursuant to a legitimate business purpose;

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(d) such Equipment is in reasonable repair and working order and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(e) such Equipment is not subject to any agreement which materially restricts the ability of the Loan Parties to use, sell, transport or dispose of such Equipment or which materially restricts the Agent’s ability to take possession of, sell or otherwise dispose of such Equipment; and

(f) such Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such Equipment is located;

provided, however, that with respect to any item of Equipment which is subject to a Permitted Lien and which satisfies each of the eligibility criteria set forth above, only that portion of such item which is in excess of the amount secured by such Permitted Lien shall be deemed to constitute Eligible Vehicles.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, including without limitation common laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Materials of Environmental Concern into the environment, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean-up or other remediation thereof.

“Equipment” has the meaning specified in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Event” means (a) a Reportable Event with respect to any Plan, (b) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA), (c) the taking of any steps to terminate any Plan, (d) the withdrawal by any Loan Party or any Controlled Group member from any Multiemployer Plan or the initiation of steps to do so, (e) receipt by any Loan Party or any Controlled Group member of a notice that any Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA), (f) any Loan Party or any Controlled Group member has incurred or is reasonably expected to incur, any Withdrawal Liability to one or more Multiemployer Plans, or (g) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived.

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“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period. If the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Eurodollar Base Rate or Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the Eurodollar Base Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate plus (b) the Applicable Margin.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess, if any of (a) Consolidated EBITDA for such fiscal year (which for purposes of this definition of “Excess Cash Flow”, notwithstanding anything in the definition of “Consolidated EBITDA” to the contrary, shall not include the pro forma effect of any Material Acquisition) over (b) the sum, without duplication, of (i) Consolidated Interest Expense for such fiscal year, (ii) expense for taxes actually paid by the Parent and its Subsidiaries in cash during such fiscal year, (iii) the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iv) the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such fiscal year for Acquisitions, (v) the aggregate amount of regular dividends or distributions paid in cash during such fiscal year as permitted under Section 6.16, (vi) deferred charges and expenses incurred in connection with financing transactions and (vii) the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such fiscal year in respect of any Plan.

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“Excess Cash Flow Application Date” is defined in Section 2.15(e).

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (i) Taxes imposed on its overall revenue or net income, branch profits Taxes, and franchise taxes (imposed in lieu of net income taxes) imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.7) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (iii) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” has the meaning specified in the Recitals hereto.

“Existing Lenders” has the meaning specified in the Recitals hereto.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.1A that have been issued prior to the Effective Date by the LC Issuers identified on Schedule 1.1A.

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“Existing Mortgages” means each of the mortgages, deeds of trust or other agreements made pursuant to the Existing Credit Agreement by any Loan Party in favor of the Agent for the benefit of the Agent and the Lenders.

“Facility” means the credit facility described in Section 2.1 hereof to be provided to the Borrower on the terms and conditions set forth in this Agreement.

“Facility LC” is defined in Section 2.1.2(a).

“Facility LC Application” is defined in Section 2.1.2(c).

“Facility LC Collateral Account” is defined in Section 2.1.2(j).

“Facility Termination Date” means July 30, 2020 or any earlier date on which (a) the Aggregate Revolving Commitment and (if the Term Loan is not then drawn) the Aggregate Term Commitment are reduced to zero or otherwise terminated pursuant to the terms hereof and (b) the Term Loan is not outstanding.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amendment or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its Permitted Discretion. If the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” is defined in Section 2.10(c).

“Final Appraisal” means, with respect to any parcel of Material Real Property, a final complete appraisal of the value of such parcel of Material Real Property, as the case may be, commissioned in connection with this Agreement and delivered after the Effective Date and valued on an “alternative use” basis which in the Permitted Discretion of the Agent satisfies all applicable requirements of FIRREA and the Uniform Standards of Professional Appraisal Practice.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

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“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Month” means the calendar month.

“Fiscal Quarter” means any of the quarterly accounting periods of the Parent, ending on December 31, March 31, June 30 and September 30 of each year.

“Fiscal Year” means any of the annual accounting periods of the Parent ending on September 30 of each year.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Month of the Parent for the then most-recently ended 12 Fiscal Months, of (a) Consolidated EBITDA minus the unfinanced portion of Consolidated Capital Expenditures (excluding, for each such period, actual Capital Expenditures in respect of propane tanks in an amount no to exceed $6,500,000) minus taxes paid in cash to (b) Consolidated Fixed Charges, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“Fixtures” has the meaning specified in the Security Agreement.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means as to any Person, all Indebtedness (other than Indebtedness described in clause (h) of the definition thereof with respect to letters of credit to the extent not drawn) of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Account” is defined in Section 2.5.

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“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

“General Partner” means Kestrel Heat LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” is defined in Section 15.1.

“Guarantor” means the Parent, the Borrower, PHI and each of the Parent’s other direct or indirect Domestic Subsidiaries, including any Person who becomes a Loan Party pursuant to a Joinder Agreement and their successors and assigns.

“Guaranty” means Article XV of this Agreement.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Liabilities, (f) Capitalized Lease Obligations, (g) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the maximum available stated amount of all letters of credit or bankers’ acceptances created for the account of such Person and, without duplication, all reimbursement obligations with respect to letters of credit, (i) Net Mark-to-Market Exposure under all Rate Management Transactions, (j) obligations of such Person under any Sale and Leaseback Transaction, (k) obligations under any liquidated earn-out and (l) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means any and all Taxes, but excluding Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and, to the extent not otherwise described, Other Taxes.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property Rights” means, with respect to any Person, all of such Person’s Patents, Copyrights, Trademarks, and Licenses, all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

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“Intercompany Notes” is defined in Section 6.17(e).

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower Representative pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” is defined in the definition of “Eurodollar Base Rate”.

“Inventory” has the meaning specified in the Security Agreement.

“Investment” of a Person means any (a) loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other Capital Stock owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person, and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; provided that any Rate Management Transaction entered into in compliance with Section 6.17(i) shall not constitute an “Investment.”

“Joinder Agreement” is defined in Section 6.15(a).

“Kestrel Group” means Kestrel Energy Partners, LLC and any officers, directors or employees of the General Partner owning equity interests in the General Partner.

“LC Exposure” is defined in Section 2.23(c).

“LC Fee” is defined in Section 2.10(b).

“LC Issuer” means each of (a) Chase (or any subsidiary or Affiliate of Chase designated by Chase) and (b) Bank of America, N.A.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.1.2(d).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

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“Lending Installation” means, with respect to a Lender, the LC Issuer or the Agent, the office, branch, subsidiary or Affiliate of such Lender, LC Issuer or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, the LC Issuer or the Agent pursuant to Section 2.22.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Licenses” shall have the meaning given to such term in the Security Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, any Notes, the Facility LC Applications, the Collateral Documents, the Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, the Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Agent or any Lender in connection with the Agreement or the transactions contemplated thereby, but shall not include agreements in connection with Rate Management Transactions. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Parent, the Borrower, PHI and each other Guarantor.

“Loans” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof), including Non-Ratable Loans, Swingline Loans, Overadvances and Protective Advances.

“Machinery” has the meaning specified in the Security Agreement.

“Margin Stock” is defined in Section 5.13.

“Management Fees and Expenses” means any amounts paid by a Loan Party in respect of any management, consulting or other similar arrangement with an equity holder or Affiliate of a Loan Party (other than another Loan Party).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent, the LC Issuer and the Lenders thereunder.

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“Material Indebtedness” means Indebtedness in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Real Property” means real property not subject to a mortgage, deed of trust or other similar instrument (other than pursuant hereto) that (i) is owned in fee by any Loan Party and is not subject to a ground lease in favor of any other Person as lessee, (ii) is located in the United States and (iii) (A) has been developed with a facility used of useful in the business of the Loan Parties with respect to which a certificate of occupancy or temporary certificate of occupancy or the local equivalent thereof (or any other similar proof of completion) shall have been issued by the relevant Governmental Authority or (B) is undeveloped and has a book value (excluding soft costs) of at least $100,000.

“Materials of Environmental Concern” means (a) any and all hazardous substances, hazardous materials or toxic substances as defined in the Clean Air Act of 1970, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and the Hazardous Materials Transportation Act of 1975, as amended, and the regulations promulgated thereunder, (b) any substance or materials listed as hazardous or toxic in the United States Department of Transportation Table, by the Environmental Protection Agency or any successor agency or under any applicable federal, state, local or foreign laws or regulations, (c) any asbestos, poly-chlorinated biphenyls, urea formaldehyde foam, explosives or radioactive waste, (d) any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or (e) any other chemical, material or substance which is not classified as hazardous or toxic but exposure to which is prohibited, limited or regulated by any applicable federal, state, local or foreign authority or other Governmental Authority having jurisdiction over the Mortgaged Property, including, without limitation, propane and any related petroleum products or by-products.

“Maximum Liability” is defined in Section 15.9.

“Modify” and “Modification” are defined in Section 2.1.2(a).

“Monthly Reports” is defined in Section 4.1(m).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Value” means, with respect to any parcel of Eligible Real Property, the lesser of (a) the maximum stated amount secured by the Lien on such parcel of Eligible Real Property granted in favor of the applicable secured mortgagee pursuant to the relevant Mortgage and (b) the value of such parcel of Eligible Real Property set forth in the Final Appraisal delivered with respect thereto.

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“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Lenders, on real Property of a Loan Party, including the Existing Mortgages and any amendments, modifications or supplements thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any member of the Controlled Group is obligated to make contributions.

“Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date). For the avoidance of doubt, “Net Mark-to-Market Exposure” shall not include the upfront cost of purchasing call or put options.

“Net Orderly Liquidation Value” means, with respect to Inventory, Equipment or Machinery of any Person, the net orderly liquidation value thereof as determined after the Effective Date in a manner acceptable to the Agent (in its Permitted Discretion) by an appraiser reasonably acceptable to the Agent.

“Non-Consenting Lender” is defined in Section 8.3(d).

“Non-Paying Guarantor” is defined in Section 15.10.

“Non-Ratable Loan” and “Non-Ratable Loans” are defined in Section 2.1.3.

“Non-Seasonal Availability Amount” means $300,000,000; provided that, if the Aggregate Revolving Commitment is increased pursuant to Section 2.16 hereof, the Non-Seasonal Availability Amount shall (if the Borrower so elects on the effective date of any such increase) be deemed to be an amount equal to the Non-Seasonal Availability Amount in effect immediately prior to such increase plus an amount equal to up to the aggregate amount of such increase and all prior increases in Aggregate Revolving Commitments (to the extent such increased Aggregate Revolving Commitments have not since been terminated or reduced in accordance with this Agreement) made pursuant to Section 2.16.

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“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.21(d).

“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents; provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligations of such Guarantor.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Parent and its Subsidiaries.

“Other Taxes” is defined in Section 3.5(b).

“Overadvances” has the meaning specified in Section 2.1.4(c).

“Parent” means Star Gas Partners, L.P., a Delaware limited partnership.

“Parent Subordinated Debt” is defined in Section 6.31.

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“Participants” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(c).

“Patents” shall have the meaning given to such term in the Security Agreement.

“Paying Guarantor” is defined in Section 15.10.

“Payment Date” means (a) with respect to interest payments due on any Floating Rate Loan, the first day of each calendar month and the Facility Termination Date, (b) with respect to interest payments due on any Eurodollar Loan, (i) the last day of the applicable Interest Period, (ii) in the case of any Interest Period in excess of three months, the day which is three months after the first day of such Interest Period and (iii) the date on which such Eurodollar Loan is prepaid, whether by acceleration or otherwise, and the Facility Termination Date, and (c) with respect to any payment of LC Fees, Unused Commitment Fees or fronting fees in respect of Letters of Credit, the first day of each calendar month and the Facility Termination Date.

“Payoff Amount” is defined in the definition of “Facility Termination Date”.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under U.S. and applicable state laws, and (iii) except for assets not constituting more than 5% of the assets acquired in such Acquisition, not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent and the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Unmatured Default exists, will exist, or would result therefrom;

(d) if the consideration for such Acquisition is greater than $5,000,000, as soon as available, but not less than ten days prior to such Acquisition, the Borrower Representative has provided the Lenders (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Agent, including pro forma historical and projected financial information and cash flow and Availability calculations provided in a manner reasonably acceptable to the Agent;

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(e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Agent shall have conducted an audit and field examination of such Accounts and Inventory to its reasonable satisfaction;

(f) the purchase price of such Acquisition does not exceed $25,000,000;

(g) if such Acquisition is an acquisition of the Capital Stock of a Person, the Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of the Borrower or PHI and, to the extent required by Section 6.15(a), a Loan Party pursuant to the terms of this Agreement;

(h) if such Acquisition is an acquisition of assets, the Acquisition is structured so that the Borrower or a Guarantor shall acquire such assets;

(i) if such Acquisition is an acquisition of Capital Stock, such Acquisition will not result in any violation of Regulation U;

(j) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(k) in connection with an Acquisition of the Capital Stock of any Person, all Liens on property of such Person shall be terminated unless the Agent in its Permitted Discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(l) the Borrower Representative shall certify (and provide the Agent with a pro forma calculation in form and substance reasonably satisfactory to the Agent), on its behalf and on behalf of the Borrower, to the Agent and the Lenders that, after giving effect to the completion of such Acquisition, Availability (with any Suppressed Availability being included in each calculation of Availability pursuant to this clause (l)) was not less than $40,000,000 for any period of three consecutive days during the six-month period ending on the date on which such Acquisition was consummated and is not projected to be less than $40,000,000 during the six-month period immediately after consummation of such Acquisition (with such projected Availability to be determined by reference to the average projected Availability on the last day of each of the relevant six months), in each case on a pro forma basis which includes all consideration given in connection with such Acquisition, other than Capital Stock of the Borrower delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition; and

(m) no Default exists or would result therefrom.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

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“Permitted Liens” is defined in Section 6.21.

“Permitted Mortgage Liens” means the collective reference to Liens described in Section 6.21(iii) and (v).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Petro” has the meaning specified in the preamble hereto.

“PHI” means Petro Holdings, Inc., a Minnesota corporation.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any member of the Controlled Group is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Chase or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Projections” is defined in Section 6.1(d).

“Proposed Change” is defined in Section 8.3(d).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Obligations, Non-Ratable Loans, Swingline loans or Overadvances, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment, (b) with respect to Protective Advances or with respect to all Credit Extensions in the aggregate prior to the Facility Termination Date, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, (c) with respect to Protective Advances or with respect to all Credit Extensions in the aggregate after the Facility Termination Date, a portion equal to a fraction the numerator of which is such Lender’s Credit Exposure and the denominator of which is the Aggregate Credit Exposure and (d) with respect to Term Loans, a portion equal to a fraction, the numerator of which is such Lender’s Term Commitment and the denominator of which is the Aggregate Term Commitment or, if the Aggregate Term Commitment has been terminated, a portion equal to a fraction, the numerator of which is such Lender’s Term Credit Exposure and the denominator of which is the Aggregate Term Credit Exposure; provided that, in the case of Section 2.23 when a Defaulting Lender shall exist, any Defaulting Lender’s Commitment hereunder shall be disregarded for purposes of calculating a Lender’s Pro Rata Share.

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“Protective Advances” is defined in Section 2.1.4(a).

“Purchasers” is defined in Section 12.3(a).

“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including any Commodity Hedging Agreement and any other agreement with respect thereto) now existing or hereafter entered by any Loan Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“RCRA” is defined in Section 5.18(b).

“Reference Period” is defined in the definition of “Consolidated EBITDA”.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.1.2 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

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“Reinvestment Deferred Amount” means with respect to any asset disposition, the aggregate Net Cash Proceeds received in connection therewith that are not applied to prepay the Obligations pursuant to Section 2.15(b)(i) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by the Borrower Representative stating that no Default or Unmatured Default has occurred and is continuing and that a Loan Party intends and expects to use all or a specified portion of the Net Cash Proceeds of an asset disposition to consummate a Permitted Acquisition and/or acquire assets useful in its business (other than current assets).

“Reinvestment Prepayment Amount” means with respect to any asset disposition, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to consummate Permitted Acquisitions and/or acquire assets useful in the Borrower’s business (other than current assets).

“Reinvestment Prepayment Date” means with respect to any asset disposition, the earlier of (a) the date occurring twelve months after such asset disposition and (b) the date on which a Loan Party shall have determined not to, or shall have otherwise ceased to, consummate Permitted Acquisitions and/or acquire assets useful in its business with all or any portion of the relevant Reinvestment Deferred Amount.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standards of Sections 412 and 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” means reports prepared by Chase or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s and PHI’s and their respective Subsidiaries’ assets from information furnished by or on behalf of the Borrower, after Chase has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by Chase.

“Required Lenders” means Lenders in the aggregate having at least a majority of the sum of (i) the Aggregate Revolving Commitment or, if the Aggregate Revolving Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Revolving Credit Exposure and (ii) the Aggregate Term Commitment or, if the Aggregate Term Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Term Credit Exposure.

“Required Revolving Lenders” means Lenders in the aggregate having at least a majority of the Aggregate Revolving Commitment or, if the Aggregate Revolving Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Revolving Credit Exposure.

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“Required Term Lenders” means Lenders in the aggregate having at least a majority of the Aggregate Term Commitment or, if the Aggregate Term Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Term Credit Exposure.

“Reserves” means any and all reserves which the Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, volatility reserves (including reserves for amounts owing with respect to obligations of the Loan Parties in respect of any Commodity Hedging Agreements that are secured by the Collateral), reserves for rent and usage fees at storage depots and other locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for through-put fees and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Loans (other than Term Loans) to the Borrower, and participate in Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth in Schedule I or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.3(c), as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (b) an amount equal to all accrued interest, fees and other charges under this Agreement then owing to it, plus (c) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (d) an amount equal to its Pro Rata Share of the aggregate principal amount of Non-Ratable Loans, Swingline Loans, Overadvances and Protective Advances outstanding at such time.

“Revolving Lender” means each Lender holding a portion of the Aggregate Revolving Commitments or, if the Aggregate Revolving Commitments have been terminated, each Lender holding Aggregate Revolving Credit Exposure

“Revolving Loans” means the revolving loans extended by the Lenders to the Borrower pursuant to Section 2.1.1 hereof.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Financial Services LLC, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

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“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Seasonal Availability Notice” means a written notice requesting an increase in the Aggregate Revolving Commitments during a Seasonal Availability Period given by the Borrower at least three Business Days prior to the proposed effective date of such increase specifying (i) the first day and length of such period and (ii) the amount of the requested increase in the Aggregate Revolving Commitments during such period, provided that (i) the Borrower may not deliver any Seasonal Availability Notice if a Default or Event of Default shall have then occurred and be continuing, (ii) the Borrower may not make more than three (3) such increase requests during each Seasonal Availability Period, (iii) each such increase shall be in increments of no less than $25,000,000 and (iv) in the event that the Aggregate Revolving Commitments are reduced during a Seasonal Availability Period pursuant to the terms hereof, the Aggregate Revolving Commitments may not be increased further pursuant to a Seasonal Availability Notice during such Seasonal Availability Period.

“Seasonal Availability Period” means, until the Facility Termination Date, any period of up to five consecutive months during the period from December 1 of each year through April 30 of the following year, which period may be initiated by a Seasonal Availability Notice. The Seasonal Availability Period may be terminated early by written notice to such effect by the Borrower to the Agent at least three Business Days prior to the effective date of such termination.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations of the Loan Parties in respect of any Commodity Hedging Agreements owing to any Person that is a Lender or an Affiliate of a Lender at the time such agreement is entered into (or, if such Commodity Hedging Agreement is in place on or prior to the date of this Agreement, on the date of this Agreement) and (c) from and after payment in full of the 2010 Parent Notes, Banking Services and Rate Management Transactions (other than Commodity Hedging Agreements) owing to any Person that is a Lender or an Affiliate of a Lender either at the time of such payment in full of the 2010 Parent Notes or at the time such agreement is entered into.

“Security Agreement” means that certain Third Amended and Restated Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Agent, for the benefit of the Agent and the Lenders, and any other pledge or security agreement entered into after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Secured Leverage Ratio” means as at any date, the ratio of (a) Consolidated Senior Secured Debt on such date to (b) Consolidated EBITDA for the four fiscal quarters of the Parent and its Subsidiaries ending on such date (or, if such date is not the last day of a fiscal quarter, the four fiscal quarters of the Parent and its Subsidiaries most recently ended prior to such date).

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“Settlement” is defined in Section 2.19.

“Settlement Date” is defined in Section 2.19.

“Single Employer Plan” means a Plan maintained by the Parent or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group.

“Statutory Reserve Rate” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve requirements.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Agent in its Permitted Discretion.

“Subsidiary” of a Person means, subject to the following sentence, any corporation, partnership, limited liability company, association, joint venture or similar business organization more than 50% of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a subsidiary of the Borrower or PHI other than an Unrestricted Subsidiary (provided that all references to a “Subsidiary” in Sections 6.1(a), (b) and (c) shall mean each subsidiary of the Borrower or PHI).

“Substantial Portion” means Property which represents more than 10% of the consolidated assets of the Parent and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the Consolidated EBITDA of the Parent and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supporting Letter of Credit” is defined in Section 2.1.2(l).

“Suppressed Availability” means the amount of excess, if any, of the amount of the Borrowing Base over the Aggregate Revolving Commitment.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

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“Swingline Exposure” is defined in Section 2.23(c).

“Swingline Loan” means a Loan made pursuant to Section 2.1.4(b).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges, assessments, fees or withholdings (including backup withholding), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and any and all liabilities with respect to the foregoing (including any interest, additions to tax or penalties applicable thereto).

“Term Commitment” means, for each Lender, the obligation of such Lender to make Term Loans to the Borrower in an aggregate amount not exceeding the amount set forth in Schedule I or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.3(c), as such amount may be modified from time to time pursuant to the terms hereof.

“Term Commitment Expiration Date” is defined in Section 2.1.5.

“Term Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Term Loans outstanding at such time.

“Term Lender” means each Lender holding a portion of the Aggregate Term Commitments or, if the Aggregate Term Commitments have been terminated, each Lender holding Term Loans.

“Term Loan” means a term loan extended by the Lenders to the Borrower pursuant to Section 2.1.4 hereof.

“Trademarks” shall have the meaning given to such term in the Security Agreement.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Secured Obligations” means, at any time, any Secured Obligations (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

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“Unrestricted Subsidiary” means any subsidiary of the Borrower or PHI that is designated as such by the respective boards of directors of the Borrower or PHI; provided that (i) the board of directors of the Borrower shall only be permitted to so designate a subsidiary acquired or organized after April 6, 2012 as an Unrestricted Subsidiary, (ii) any such designation shall be made substantially concurrently with the acquisition or organization of such subsidiary and any Investments made in such subsidiary by the Borrower and PHI and their respective Subsidiaries shall be treated as Investments in an Unrestricted Subsidiary and (iii) immediately after giving effect to any such designation there exists no Default or Event of Default. Subject to the foregoing, the board of directors of the Borrower or PHI, as applicable, may designate an Unrestricted Subsidiary to be a Subsidiary; provided that no Unrestricted Subsidiary that has been designated as a Subsidiary may again be designated as an Unrestricted Subsidiary.

“Unused Commitment Fee” is defined in Section 2.10(a).

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2.            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 820 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

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ARTICLE II

THE FACILITY

2.1.            The Facility. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Loans to the Borrower as set forth below and (b) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Revolving Credit Exposure shall not exceed its Revolving Commitment; provided further, that (i) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment and (ii) the Aggregate Term Credit Exposure shall not exceed the Aggregate Term Commitment. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.1.2. The Facility shall be composed of Revolving Loans, Non-Ratable Loans, Protective Advances, Swingline Loans, Overadvances and Facility LCs as set forth below.

2.1.1.      Revolving Loans.

(a)    Amount. From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (the “Revolving Loans”) to the Borrower Representative on behalf of the applicable Borrower and participate in Facility LCs issued for the account of the Borrower as set forth in Section 2.1.2 below, in aggregate amounts that will not result in (i) such Lender’s Revolving Credit Exposure exceeding its Revolving Commitment or (ii) the Aggregate Revolving Credit Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment or (y) the Borrowing Base, subject to the Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.1.4. The Revolving Loans may consist of Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower Representative in accordance with Sections 2.1.1(b) and 2.7. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to extend credit under this Section 2.1.1(a) shall expire on the Facility Termination Date.

(b)   Borrowing Procedures. The Borrower Representative shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower Representative shall give the Agent irrevocable notice in the form of Exhibit A (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying: (1) the name of the applicable Borrower, (2) the Borrowing Date, which shall be a Business Day, of such Advance, (3) the aggregate amount of such Advance, (4) the Type of Advance selected; provided that, if the Borrower Representative fails to specify the Type of Advance requested, such request shall be deemed a request for a Floating Rate Advance; and (5) the duration of the Interest Period if the Type of Advance requested is a Eurodollar Advance; provided that, if the Borrower Representative fails to select the duration of the Interest Period for the requested Eurodollar Advance, the Borrower Representative shall be deemed to have requested on behalf of the applicable Borrower that such Eurodollar Advance be made with an Interest Period of one month.

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(c)    The Agent’s Election. Promptly after receipt of a Borrowing Notice (or telephonic notice in lieu thereof) of a requested Floating Rate Advance, the Agent shall elect in its discretion to have the terms of Section 2.1.1(d) (pro rata advance by all Lenders), Section 2.1.3 (advance by the Agent, in the form of a Non-Ratable Loan, on behalf of the Lenders) or Section 2.1.4(b) (Swingline Loans) apply to such requested Advance.

(d)   Pro Rata Advance. Unless the Agent elects to have the terms of Section 2.1.3 or Section 2.1.4(b) apply to a requested Floating Rate Advance or if a requested Advance is for a Eurodollar Advance, then promptly after receipt of a Borrowing Notice or telephonic notice in lieu thereof as permitted by Section 2.8, the Agent shall notify the Lenders by telecopy, telephone, or e-mail of the requested Advance. Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan in funds immediately available in Chicago to the Agent and the Agent will make the funds so received from the Lenders available to the Borrower Representative at the Funding Account as set forth in Section 2.5.

2.1.2.      Facility LCs.

(a)    Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue to the Borrower standby and commercial Letters of Credit (each, and each Existing Letter of Credit, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of the Borrower Representative for the account of the applicable Borrower; provided that, the maximum face amount of the Facility LC to be issued or Modified does not exceed the lesser of (i) an amount equal to $100,000,000 minus the sum of (1) the aggregate undrawn amount of all outstanding Facility LCs at such time plus, without duplication, (2) the aggregate unpaid Reimbursement Obligations with respect to all Facility LCs outstanding at such time and (ii) Availability. On the Effective Date, each Existing Letter of Credit shall be deemed to be a Facility LC issued hereunder for the account of the applicable Borrower. No Facility LC (or any renewal thereof) shall have an expiry date later than the earlier of (x) the fifth (5th) Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).

(b)   Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.1.2, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

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(c)    Notice. Subject to Section 2.1.2(a), the Borrower Representative, on behalf of the applicable Borrower, shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be reasonably satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)   Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower Representative and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower Representative, the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.1.2(e) below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

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(e)    Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that, neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.1.2(d). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.1.1(b) and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower Representative may request an Advance hereunder on behalf of the applicable Borrower for the purpose of satisfying any Reimbursement Obligation.

(f)    Obligations Absolute. The Borrower’s obligations under this Section 2.1.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.1.2(f) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.1.2(e).

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(g)   Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it (in its Permitted Discretion) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.1.2, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(h)   Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer (in its Permitted Discretion), evidencing the appointment of such successor Beneficiary; provided that, the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.1.2(h) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(i)     Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.1.2 or any action taken or omitted by such indemnitees hereunder.

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(j)     Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent in its Permitted Discretion (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. Nothing in this Section 2.1.2(j) shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Chase having a maturity not exceeding thirty days.

(k)   Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

(l)     Termination of the Facility. If, notwithstanding the provisions of this Section 2.1.2, any Facility LC is outstanding upon the earlier of (x) the termination of this Agreement and (y) the Facility Termination Date, then upon such termination the Borrower shall deposit with the Agent, for the benefit of the Agent and the Lenders, with respect to all LC Obligations, as the Agent in its discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”), in form and substance satisfactory to the Agent (in its Permitted Discretion), issued by an issuer satisfactory to the Agent (in its Permitted Discretion), in a stated amount equal to 105% of the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”), under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent, the LC Issuer and the Lenders for payments to be made by the Agent, the LC Issuer and the Lenders under any such Facility LC and any fees and expenses associated with such Facility LC, or (ii) cash, in immediately available funds, in an amount equal to 105% of the Collateral Shortfall Amount to be held in the Facility LC Collateral Account. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Facility LC remaining outstanding.

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2.1.3.      Non-Ratable Loans. Subject to the restrictions set forth in Section 2.1.1(a), the Agent may elect to have the terms of this Section 2.1.3 apply to any requested Floating Rate Advance and Chase shall thereafter make an Advance, on behalf of the Lenders and in the amount requested, available to the Borrower on the applicable Borrowing Date by transferring same day funds to the Funding Account. Each Advance made solely by the Agent pursuant to this Section 2.1.3 is referred to in this Agreement as a “Non-Ratable Loan,” and such Advances are referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Advances funded by the Lenders, except that all payments thereon shall be payable to Chase solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed $20,000,000. The Agent shall not make any Non-Ratable Loan if the requested Non-Ratable Loan exceeds Availability (before giving effect to such Non-Ratable Loan). Non-Ratable Loans may be made even if a Default or Unmatured Default exists, but may not be made if the conditions precedent set forth in Section 4.2 (other than Section 4.2(a)) have not been satisfied. The Non-Ratable Loans shall be secured by the Liens granted to the Agent in and to the Collateral and shall constitute Obligations hereunder. All Non-Ratable Loans shall be Floating Rate Advances and are subject to the settlement provisions set forth in Section 2.19.

2.1.4.      Protective Advances, Swingline Loans and Overadvances.

(a)    Protective Advances. Subject to the limitations set forth below, the Agent is authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Advances, on behalf of all Lenders, in an aggregate amount outstanding at any time that, when added to the aggregate amount of Overadvances outstanding at such time, does not exceed 5% of the Aggregate Revolving Commitment at such time, which the Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.6 (any of such Advances are herein referred to as “Protective Advances”); provided that, no Protective Advance shall cause the Aggregate Revolving Credit Exposure to exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Floating Rate Advances, shall bear interest at the default rate set forth in Section 2.12 and shall be payable on the earlier of demand or the Facility Termination Date. The Required Lenders may at any time revoke the Agent’s authorization to make Protective Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.2 have been satisfied, the Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Agent may require the Lenders to fund their risk participations described in Section 2.2.

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(b)   Swingline Loans. Subject to the terms and conditions set forth herein, the Agent is authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Swingline Loans, on behalf of all Lenders, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the Aggregate Revolving Credit Exposure exceeding the lesser of the (x) Aggregate Revolving Commitment and (y) the Borrowing Base; provided that the Agent shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Agent of such request by telephone (confirmed by facsimile), not later than 11:00 a.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of a Facility LC as provided in Section 2.1.2(e), by remittance to the LC Issuer, and in the case of repayment of another Loan or fees or expenses as provided herein, by remittance to the Agent to be distributed to the Lenders) by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan. All Swingline loans shall be Floating Rate Advances, shall bear interest at the default rate set forth in Section 2.12 and shall be payable on the earlier of demand or the Facility Termination Date.

The Agent may require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. In such event, the Agent shall give the Lenders notice, specifying the aggregate amount of Swingline Loans in which Lenders will participate, as well as each Lender's Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent such Lender's Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by transfer of immediately available funds, in the same manner as provided in Section 2.1.1(d) (and Section 2.1.1(d) shall apply, mutatis mutandis, to the payment obligations of the Lenders). Any amounts received by the Agent from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph or retained by the Agent, as their interests may appear; provided that any such payment so remitted shall be repaid to the Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

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(c)    Overadvances. Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative on behalf of the Borrower, the Agent may in its sole discretion (but shall have absolutely no obligation to), make Advances to the Borrower Representative (for the account of the Borrower), on behalf of the Lenders, in amounts that exceed Availability (any such excess Advances are herein referred to collectively as “Overadvances”); provided that, (i) no such event or occurrence shall cause or constitute a waiver of the Agent’s or Lenders’ right to refuse to make any further Swingline Loans, Overadvances, Revolving Loans or Non-Ratable Loans, or issue Facility LCs, as the case may be, at any time that an Overadvance exists, (ii) no Overadvance shall result in a Default or Unmatured Default due to the Borrower’s failure to comply with Section 2.1.1(a) for so long as the Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance and (iii) the aggregate amount of Overadvances outstanding at any time, when added to the aggregate amount of Protective Advances outstanding at such time, shall not exceed 5% of the Aggregate Revolving Commitment at such time. In addition, Overadvances may be made even if a Default or Unmatured Default exists, but may not be made if the conditions precedent set forth in Section 4.2 have not been satisfied (other than the condition regarding Availability and other than Section 4.2(a)). All Overadvances shall constitute Floating Rate Advances, shall bear interest at the default rate set forth in Section 2.12, shall be payable on the earlier of demand or the Facility Termination Date and are subject to the settlement provisions set forth in Section 2.19. The authority of the Agent to make Overadvances is limited to an aggregate amount not to exceed 5% of the Borrowing Base at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Lender’s Revolving Credit Exposure to exceed its Revolving Commitment or the Aggregate Revolving Credit Exposure to exceed the Aggregate Revolving Commitment; provided that, the Required Lenders may at any time revoke the Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.

2.1.5.      Term Loans.

(a)    From and including the Effective Date and prior to the date which is the earlier of forty (40) days following the Effective Date (the “Term Commitment Expiration Date”) and the Facility Termination Date each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make term loans (the “Term Loans”) to the Borrower Representative on behalf of the applicable Borrower in aggregate amounts that will not result in (i) such Lender’s Term Credit Exposure exceeding its Term Commitment or (ii) the Aggregate Term Credit Exposure exceeding the Aggregate Term Commitment. The Term Loans may consist of Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower Representative in accordance with Section 2.7. Once repaid Term Loans may not be reborrowed.

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(b)   Borrowing Procedures. The Borrower Representative shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower Representative shall give the Agent irrevocable notice in the form of a Borrowing Notice not later than 10:00 a.m. (Chicago time) on the Borrowing Date of a Floating Rate Advance and three Business Days before the Borrowing Date for a Eurodollar Advance, specifying: (1) the name of the applicable Borrower, (2) the Borrowing Date, which shall be a Business Day, of such Advance, (3) the aggregate amount of such Advance, (4) the Type of Advance selected; provided that, if the Borrower Representative fails to specify the Type of Advance requested, such request shall be deemed a request for a Floating Rate Advance; and (5) the duration of the Interest Period if the Type of Advance requested is a Eurodollar Advance; provided that, if the Borrower Representative fails to select the duration of the Interest Period for the requested Eurodollar Advance, the Borrower Representative shall be deemed to have requested on behalf of the applicable Borrower that such Eurodollar Advance be made with an Interest Period of one month.

2.2.            Ratable Loans; Risk Participation. Except as otherwise provided below, each Advance made in connection with a Revolving Loan shall consist of Loans made by each Lender in an amount equal to such Lender’s Pro Rata Share. Upon the making of an Advance by the Agent in connection with a Non-Ratable Loan, a Swingline Loan, an Overadvance or a Protective Advance (whether before or after the occurrence of a Default or an Unmatured Default and regardless of whether the Agent has requested a Settlement with respect to such Non-Ratable Loan, Swingline Loan, Overadvance or Protective Advance), the Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan, Swingline Loan, Overadvance or Protective Advance in proportion to its Pro Rata Share of the Aggregate Revolving Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Non-Ratable Loan, Swingline Loan, Overadvance or Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Loan.

2.3.            Payment of the Obligations. The Borrower shall repay the outstanding principal balance of the Loans, together with all other Obligations, including all accrued and unpaid interest thereon, on the Facility Termination Date.

2.4.            Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof. Floating Rate Advances may be in any amount.

2.5.            Funding Account. The Borrower Representative shall deliver to the Agent, on the Effective Date, a notice setting forth the deposit account of the Borrower Representative (the “Funding Account”) to which the Agent is authorized by the Borrower to transfer the proceeds of any Advances requested pursuant to this Agreement. The Borrower Representative may designate a replacement Funding Account from time to time by written notice to the Agent. Any designation by the Borrower Representative of the Funding Account must be reasonably acceptable to the Agent.

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2.6.            Reliance Upon Authority; No Liability. The Agent is entitled to rely conclusively on any individual’s request for Advances hereunder, so long as the proceeds thereof are to be transferred to the Funding Account. The Agent shall have no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on their behalf. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Section 2.1 which the Agent reasonably believes to have been given by an officer or other person duly authorized by the Borrower to request Advances on their behalf or for otherwise acting under this Agreement. The crediting of Advances to the Funding Account shall conclusively establish the obligation of the Borrower to repay such Advances as provided herein.

2.7.            Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.7 or are repaid in accordance with this Agreement. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with this Agreement or (y) the Borrower Representative shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower Representative may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance on behalf of the applicable Borrower. The Borrower Representative shall give the Agent irrevocable notice in the form of Exhibit B (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.8.            Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower Representative, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower Representative agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer of the Borrower Representative. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

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2.9.            Notification of Advances, Interest Rates and Repayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder or any Modification. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.10.        Fees.

(a)    Unused Commitment Fee. The Borrower agrees to pay to the Agent, for the account of each Lender in accordance with such Lender’s Pro Rata Share, an unused commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Revolving Commitment, such fee to be payable in arrears on each Payment Date hereafter and on the Facility Termination Date (the “Unused Commitment Fee”).

(b)   LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under each Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee of 0.125% per annum of the face amount of the Facility LC, based on average daily undrawn amounts under each Facility LC and payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

(c)    Agent and Arranger Fees. The Borrower agrees to pay all fees and expenses payable to the Agent, Arrangers and Lenders.

2.11.        Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower Representative’s selections under Sections 2.1.1 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. If at any time Loans are outstanding with respect to which the Borrower Representative has not delivered a notice to the Agent specifying the basis for determining the interest rate applicable thereto, those Loans shall bear interest at the Floating Rate.

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2.12.        Eurodollar Advances Post Default; Default Rates. Notwithstanding anything to the contrary contained hereunder, during the continuance of a Default or Unmatured Default the Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a default in the payment of the principal, interest or any other amount due hereunder or under another Loan Document, the Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under subsection (f) or (g) of Article VII, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.13.        Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on each Payment Date. Interest on all Advances, Unused Commitment Fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year (or 365/366 days, in the case of Loans the interest rate payable on which is based on the Prime Rate). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. After giving effect to any Loan, Advance, continuation, or conversion of any Eurodollar Rate Loan, there may not be more than six different Interest Periods in effect hereunder.

2.14.        Voluntary Prepayments. Subject to Section 2.25, the Borrower may from time to time prepay, but without penalty or premium, all or any portion of the outstanding Floating Rate Advances. The Borrower may also from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent. Any prepayments made in respect of the Term Loans pursuant to this Section 2.14 shall be applied against the scheduled payments to be made by the Borrower pursuant to Section 2.26 at the direction of the Borrower; provided that in the absence of such direction, such payments shall be applied against the scheduled payments to be made by the Borrower pursuant to Section 2.26 in reverse order of the dates when scheduled payments are due.

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2.15.        Mandatory Prepayments

(a)    Borrowing Base Compliance. Except for Overadvances permitted pursuant to Section 2.1.4(c), the applicable Borrower shall immediately repay the Revolving Loans, Swingline Loans, Reimbursement Obligations and/or Non-Ratable Loans (and, if required, cash collateralize any undrawn Facility LC in the manner contemplated in Section 2.1.2(j)) if at any time the Aggregate Revolving Credit Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base (or, until the 2010 Parent Notes are discharged or defeased in accordance with Section 8.1 of the 2010 Parent Indenture, the amount permitted under and calculated in accordance with the definition of “Borrowing Base” in the 2010 Parent Indenture) to the extent required to eliminate such excess.

(b)   Sale of Assets. (i) Except as set forth in Section 2.15(b)(ii), immediately upon receipt by the General Partner, the Borrower or PHI or any of their respective Subsidiaries of the Net Cash Proceeds of any asset disposition (other than (A) sales of inventory in the ordinary course of business and (B) up to $10,000,000 per Fiscal Year of Net Cash Proceeds from sales of obsolete or worn-out property in the ordinary course of business), the General Partner or applicable Borrower shall prepay the Obligations, or shall cause the applicable Subsidiary to deliver funds to the Agent for application to the Obligations, in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied first, to pay the principal of the Overadvances and Protective Advances, second, to pay the principal of the Non-Ratable Loans, third, to pay the principal of the Term Loans and fourth, to pay the principal of the Revolving Loans (including the Swingline Loans) without a concomitant reduction in the Aggregate Revolving Commitment.

(ii) So long as the 2010 Parent Indenture is in effect, notwithstanding Section 2.15(b)(i), if (x) the Borrower Representative delivers to the Agent a Reinvestment Notice with respect to an asset disposition and (y) the Reinvestment Deferred Amount related thereto is deposited in a deposit account located at, and subject to control agreements in favor of, the Agent, then such Reinvestment Deferred Amount may be (i) used to consummate Permitted Acquisitions and/or (ii) reinvested to acquire assets useful in the Borrower’s business (other than current assets); provided that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant asset disposition shall be applied toward the prepayment of the Obligations as set forth in Section 2.15(b)(i).

(c)    Issuance of Debt or Equity. If any Loan Party or any of its respective Subsidiaries issues Capital Stock or Indebtedness (other than Indebtedness permitted by Sections 6.17(a),(c), (d), (e), (f), (g), (h), (j) and (k)), no later than the Business Day following the date of receipt of any Net Cash Proceeds of such issuance or receipt of such dividend, distribution, loan or advance, the Borrower, or applicable Loan Party, shall prepay the Obligations in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied first, to pay the principal of the Overadvances and Protective Advances, second, to pay the principal of the Non-Ratable Loans, third, to pay the principal of the Term Loans and fourth, to pay the principal of the Revolving Loans (including the Swingline Loans) without a concomitant reduction in the Aggregate Revolving Commitment. Notwithstanding the foregoing, so long as the 2010 Parent Indenture is in effect, all or any portion of any Net Cash Proceeds of any such issuance that is deposited in a deposit account located at, and subject to control agreements in favor of, the Agent may be (i) used to consummate Permitted Acquisitions and/or (2) reinvested to repair, rebuild or purchase replacement property, in each case within 12 months after the receipt of such Net Cash Proceeds, and if not so used or reinvested within such period, shall be applied as set forth in the first sentence of this Section 2.15(c).

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(d)   Insurance/Condemnation Proceeds. Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 6.7(d) shall be applied as follows: (i) insurance proceeds from casualties or losses to cash or Inventory shall be applied, first, to the Overadvances and Protective Advances, pro rata, second, to the Non-Ratable Loans, third, to the Revolving Loans (including the Swingline Loans), and fourth, to cash collateralize outstanding Facility LCs; and (ii) insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and real Property shall be applied first, to pay the principal of the Overadvances and Protective Advances, second, to pay the principal of the Non-Ratable Loans, third, to pay the principal of the Term Loans and fourth, to pay the principal of the Revolving Loans (including Swingline Loans). The Aggregate Revolving Commitment shall not be permanently reduced by the amount of any such prepayments. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Agent, in its Permitted Discretion. Notwithstanding the foregoing, so long as the 2010 Parent Indenture is in effect, all or any portion of such insurance or condemnation proceeds that is deposited in a deposit account located at, and subject to control agreements in favor of, the Agent may be (i) used to consummate Permitted Acquisitions and/or (2) reinvested to repair, rebuild or purchase replacement property, in each case within 12 months after the receipt of such proceeds, and if not so used or reinvested within such period, shall be applied as set forth in the first sentence of this Section 2.15(d).

(e)    Excess Cash Flow. If, for any fiscal year of the Borrower commencing with the fiscal year ending September 30, 2016, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 25% of such Excess Cash Flow toward the prepayment of the Term Loans; provided that notwithstanding the foregoing, the Borrower shall not be required to prepay Term Loans pursuant to this Section 2.15(e) for any fiscal year in an aggregate amount in excess of (i) $25,000,000, less (ii) the scheduled payments made with respect to the Term Loans during such fiscal year pursuant to Section 2.26, less (iii) the amount of voluntary prepayments made with respect to the Term Loans pursuant to Section 2.14 (except to the extent such prepayments were made with the proceeds of Indebtedness). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date on which such financial statements are actually delivered.

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(f)    General. Without in any way limiting the foregoing, immediately upon receipt by any Loan Party of proceeds of any sale of any Collateral, the Borrower shall cause such Loan Party to deliver such proceeds to the Agent, or deposit such proceeds in a deposit account subject to a Deposit Account Control Agreement. All of such proceeds shall be applied as set forth above or otherwise as provided in Section 2.18. Nothing in this Section 2.15 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(g)   Term Loans; Application Thereto. Notwithstanding the foregoing provisions of this Section 2.15, this Section 2.15 shall not require the prepayment of the Term Loans while the 2010 Parent Notes are outstanding. Any mandatory prepayments made in respect of the Term Loans pursuant to this Section 2.15 shall be applied against the scheduled payments to be made by the Borrower pursuant to Section 2.26 in reverse order of the dates on which such scheduled payments are due.

2.16.        Termination of the Commitments; Increase in Aggregate Revolving Commitment

(a)    Without limiting Section 2.3 or Section 8.1, (i) the Aggregate Revolving Commitment shall expire on the Facility Termination Date, (ii) the Aggregate Term Commitment shall expire on the Term Commitment Expiration Date and (iii) the Aggregate Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

(b)   The Borrower may terminate this Agreement with at least five Business Days’ prior written notice thereof to the Agent and the Lenders, upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Facility LCs (or alternatively, with respect to each such Facility LC, the furnishing to the Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.1.2(l)), (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (iv) the payment in full of any amount due under Section 3.4.

(c)    The Borrower shall have the right to increase the Aggregate Revolving Commitment by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Aggregate Revolving Commitment does not exceed $550,000,000, (iii) the Borrower may make a maximum of two such requests, (iv) the Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a "Lender" hereunder, and (vi) the procedures described in Section 2.16(d) have been satisfied.

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(d)   Any amendment hereto to effect such an increase or addition shall be in form and substance satisfactory to the Agent and shall only require the written signatures of the Agent, the Borrower and the Lender(s) being added or increasing their Commitment. As a condition precedent to such an increase, Borrower shall deliver to the Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Unmatured Default exists. Promptly following the effectiveness of any such amendment, the Agent will provide a copy thereof to the Lenders.

(e)    Within a reasonable time after the effective date of any increase, the Agent shall, and is hereby authorized and directed to, revise the Commitments set forth on Schedule I hereto to reflect such increase and shall distribute such revised schedule to each of the Lenders and the Borrower, whereupon such revised schedule shall replace the old schedule and become part of this Agreement. On the Business Day on which any such increase becomes effective, all outstanding Floating Rate Advances and Eurodollar Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Pro Rata Shares (and shall be deemed repaid in connection with any such reallocation).

2.17.        Method of Payment

(a)    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower Representative, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Any payment received by the Agent after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

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(b)   At the election of the Agent, all payments of principal, interest, reimbursement obligations in connection with Facility LCs, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.6), and other sums payable under the Loan Documents, may be paid from the proceeds of Advances made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.1 or a deemed request as provided in this Section 2.17 or may be deducted from the Funding Account or any other deposit account of the Borrower maintained with the Agent. The Borrower hereby irrevocably authorizes (i) the Agent to make an Advance for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Non-Ratable Loans, Swingline Loans, Overadvances and Protective Advances) and that all such Advances shall be deemed to have been requested pursuant to Section 2.1 and (ii) the Agent to charge the Funding Account or any other deposit account of the Borrower maintained with Chase for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

2.18.        Apportionment, Application, and Reversal of Payments. Except as otherwise required pursuant to Section 2.19, principal and interest payments shall be apportioned ratably among the Lenders as set forth in this Article II and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent or the LC Issuer and except as provided in Section 2.10(c). All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans or not constituting payment of specific fees as specified by the Borrower Representative, and all proceeds of any Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent from the Borrower (other than in connection with Rate Management Transactions and Banking Services), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Rate Management Transactions and Bank Services), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest due in respect of the Non-Ratable Loans, sixth, to pay interest due in respect of the Revolving Loans and Swingline Loans (other than Non-Ratable Loans, Overadvances and Protective Advances), seventh, to pay or prepay principal of the Non-Ratable Loans, eighth, to pay or prepay principal of the Revolving Loans and Swingline Loans (other than Non-Ratable Loans, Overadvances and Protective Advances) and unpaid reimbursement obligations in respect of Facility LCs, ninth, to pay an amount to the Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Facility LCs and the aggregate amount of any unpaid reimbursement obligations in respect of Facility LCs, to be held as cash collateral for such Obligations, tenth, to pay interest due in respect of the Term Loans, eleventh, to pay principal due in respect of the Term Loans, twelfth, to payment of any amounts owing with respect to obligations of the Loan Parties in respect of any Rate Management Transactions (including Commodity Hedging Agreements) and Banking Services that are secured by the Collateral, and thirteenth, to the payment of any other Secured Obligation due to the Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Floating Rate Loans and, in any event, the Borrower shall pay the Eurodollar breakage losses in accordance with Section 3.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

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2.19.        Settlement. Each Lender’s funded portion of the Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Loans. Notwithstanding such agreement, the Agent, Chase, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Loans, including the Non-Ratable Loans, Swingline Loans and Overadvances shall take place on a periodic basis as follows. The Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at the Agent’s election, by notifying the Lenders of such requested Settlement by telecopy, telephone, or e-mail no later than 12:00 noon (Chicago time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Agent, in the case of the Non-Ratable Loans, Swingline Loans and Overadvances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (Chicago time), on the Settlement Date applicable thereto. Settlements may occur during the existence of a Default or an Unmatured Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the applicable Loan and, together with Chase’s Pro Rata Share of such Non-Ratable Loan, Swingline Loan or Overadvance, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.23.

2.20.        Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrower shall be liable to pay to the Agent and the Lenders, and the Borrower hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.20 shall survive the termination of this Agreement.

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2.21.        Noteless Agreement; Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)   The Agent shall also maintain accounts in which it will record (i) the amount of each Loan extended hereunder, the Type thereof, the name of the Borrower who requested such Loan and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall, absent manifest error, be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. The Agent shall, in accordance with its regular practice, deliver to the Borrower periodic statements with respect to the accounts maintained pursuant to paragraphs (a) and (b) above.

(d)   Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit C (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.22.        Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time; provided, however, such selection shall not increase, if otherwise reasonably avoidable, the Borrower’s costs under Article III. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, Reimbursement Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower Representative in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

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2.23.        Non-Receipt of Funds by the Agent; Defaulting Lenders.

(a)    Unless the Borrower Representative or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

(b)   Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(ii)               the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.3), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)    If any exposure in respect of Swingline Loans or Letters of Credit (“Swingline Exposure” and “LC Exposure”, respectively) exists at the time a Lender becomes a Defaulting Lender then:

(i)                 all or any part of such exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.1.2(j) for so long as such LC Exposure is outstanding;

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(iii)             if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.23(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)             if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.23(c)(i), then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

(v)               if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.23(c)(i), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all Unused Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuer until such LC Exposure is cash collateralized and/or reallocated.

(d)   So long as any Lender is a Defaulting Lender, the Agent shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c)(ii), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein).

(e)    Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer hereunder, (iii) third, if so determined by the Agent or requested by an LC Issuer, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (v) fifth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Agent, the Lenders or an LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Agent, any Lender or such LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

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In the event that the Agent, the Borrower and the LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder.

2.24.        Limitation of Interest. The Borrower, the Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.24 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.24, even if such provision declares that it controls. As used in this Section 2.24, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the U.S. or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged.

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2.25.        Applicable Mortgage Minimum Amount. Notwithstanding anything to the contrary in this Agreement, (a) the Borrower shall not optionally prepay or reduce the Aggregate Credit Exposure pursuant to Section 2.14 to the extent that, after giving effect thereto, the Aggregate Credit Exposure would be less than the Applicable Mortgage Minimum Amount and (b) to the extent that the Aggregate Credit Exposure exceeds the Applicable Mortgage Minimum Amount at the time of any Credit Extension under this Agreement as a result of the requirements of Section 2.15, the Borrower shall, as a condition to each such Credit Extension, pay all mortgages recording taxes, documentary stamp taxes, intangible taxes and other similar taxes payable under the Applicable Mortgages in connection such Credit Extension.

2.26.        Amortization of Term Loans.

(a)    Subject to adjustment pursuant to Section 2.14 and Section 2.15, the Borrower shall repay Term Loans on September 30th, December 31st, March 31st and June 30th of each fiscal year (commencing with December 31st, 2015) in an amount of $2,500,000, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; provided that if any such date is not a Business Day, such payment shall be due on the next-following Business Day.

(b)   To the extent not previously paid, all Term Loans shall be due and payable on the Facility Termination Date.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.            Yield Protection. If, on or after the Effective Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) made after the Effective Date:

(a)    subjects any Lender or any applicable Lending Installation or the LC Issuer or the Agent to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer or the Agent in respect of its Eurodollar Loans, Facility LCs or participations therein, or

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(b)   imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding, converting to, continuing or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer or the Agent, as the case may be, of making, converting to, continuing or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within fifteen days of demand by such Lender or the LC Issuer or the Agent, as the case may be, the Borrower shall pay such Lender or the LC Issuer or the Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or the Agent, as the case may be, for such increased cost or reduction in amount received. Notwithstanding anything to the contrary in this Section 3.1, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefore; and provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.1, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled and shall include in such notice a calculation of such additional amounts in reasonable detail. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof, and (ii) all requests, rules, regulations, guidelines, interpretations, requirements, interpretations and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall, in each case, be deemed to be Change, regardless of the date enacted, adopted, issued or implemented.

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3.2.            Changes in Capital Adequacy or Liquidity Regulations. If a Lender or the LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within fifteen days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs or Swingline loans, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy or liquidity); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change regardless of the date enacted, adopted, issued, promulgated or implemented. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the U.S. on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S. implementing the June 2006 document of the Basel Committee on Banking Regulation and Supervisory Practices entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework – Comprehensive Version,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. Notwithstanding anything herein or otherwise to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted, issued or implemented.

3.3.            Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

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3.4.            Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower Representative for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.            Taxes.

(a)    All payments by any Loan Party by or on account of any obligation hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction or withholding for or on account of any and all Taxes, except as required by applicable law. If any Loan Party or the Agent shall be required by law to deduct or withhold any Taxes from or in respect of any such payment, (a) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the applicable withholding agent shall make such deductions, (c) the applicable withholding agent shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent a certified copy of all official receipts evidencing payment thereof as promptly as possible but in any case within thirty days after such payment is made.

(b)   In addition, the Loan Parties hereby agree to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”). The Borrower shall furnish to the Agent a certified copy of all official receipts evidencing payment thereof as promptly as possible but in any case within thirty days after such payment is made.

(c)    The Loan Parties hereby agree to jointly and severally indemnify the Agent, the LC Issuer and each Lender for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed on amounts payable under this Section 3.5) paid or payable by the Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, any Facility LC issued hereunder or otherwise in connection with its participation in this Agreement or required to be withheld or deducted from a payment to the Agent, the LC Issuer or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments due under this indemnification shall be made within 10 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6. A certificate as to the amount of such payment or liability delivered to the Borrower by the party seeking indemnification shall be conclusive absent manifest error.

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(d)   Each Lender and LC Issuer shall indemnify the Agent within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes attributable to such Lender that are payable or paid by the Agent, (but only to the extent that any Loan Party has not already indemnified that Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)    Status of Lenders.

(i)                 Each Lender that is a U.S. Person agrees that it will deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)               (1) Each Lender that is not a U.S. Person (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, to the extent legally entitled to do so, deliver to the Borrower Representative and the Agent whichever of the following is applicable: (x) two duly completed copies of IRS Form W-8BEN, W-8BEN-E, or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any, or is subject to a reduced rate of withholding of, U.S. federal income taxes, (y) if claiming an exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code, a duly completed copy of the IRS Form W-8BEN or W-8BEN-E and a properly executed certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not a “ten percent (10%) shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, or (z) if not the beneficial owner, a duly completed copy of the IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E, W-9 and/or other certification documents from each beneficial owner, as applicable. (2) Each Non-U.S. Lender further undertakes to deliver to each of the Borrower Representative and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower Representative or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any, or is subject to a reduced rate of withholding of, U.S. federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower Representative and the Agent that it is not capable of receiving payments without any deduction or withholding, or at the reduced rate of withholding, of U.S. federal income tax. (3) Notwithstanding any other provision of this paragraph (ii), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

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(f)    For any period during which a Non-U.S. Lender has failed to provide the Borrower Representative with an appropriate form pursuant to clause (e), above, such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the U.S. because of its failure to deliver the appropriate form; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (e), above, the Borrower shall, at the expense of such Non-U.S. Lender, take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(g)   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower Representative (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion and execution of such documentation (other than documentation set forth in Section 3.5(e)(i), (ii)(1) and (h)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(h)   If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.6.            Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, (subject to overall policy considerations of such Lender); provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.1, 3.2, 3.4 or 3.5. Each Lender shall deliver a written statement of such Lender to the Borrower Representative (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower Representative of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7.            Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 or if any Lender is a Defaulting Lender (any such Lender, an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that, no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement (and a Defaulting Lender shall be deemed to have executed and delivered such Assignment Agreement if it fails to do so) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

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ARTICLE IV

CONDITIONS PRECEDENT

4.1.            Effectiveness. This Agreement will not become effective unless the Loan Parties have satisfied each of the following conditions in a manner satisfactory to the Agent and the Lenders, and with respect to any condition requiring delivery of any agreement, certificate, document, or instrument, the Loan Parties shall have furnished to the Agent sufficient copies of any such agreement, certificate, document, or instrument for distribution to the Lenders.

(a)    This Agreement or counterparts hereof shall have been duly executed by each Loan Party and the Agent, and the Agent shall have received duly executed copies of the Loan Documents and such other documents, instruments, agreements and legal opinions as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to the Agent.

(b)   Each Loan Party shall have delivered copies of its articles or certificate of incorporation or organization, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization.

(c)    Each Loan Party shall have delivered copies, certified by its Secretary or Assistant Secretary, of its by-laws or operating, management or partnership agreement and of its Board of Directors’ resolutions or the resolutions of its members and of resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.

(d)   Each Loan Party shall have delivered an incumbency certificate, executed by its Secretary or Assistant Secretary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(e)    The Borrower shall have delivered a certificate, signed by the chief financial officer of the Borrower, on the initial Credit Extension Date (i) stating that no Default or Unmatured Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article V are true and correct as of such Credit Extension Date, (iii) specifying the deposit account at Chase which shall be used as the Funding Account, (iv) certifying that the condition set forth in clause (t) below has been met, and (v) certifying any other factual matters as may be reasonably requested by the Agent or any Lender.

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(f)    The Loan Parties shall have delivered a written legal opinion of the Loan Parties’ counsel, addressed to the Agent, the LC Issuer and the Lenders in substantially the form of Exhibit D and the legal opinion of such other special and local counsel as may be required by the Agent.

(g)   The Borrower shall have delivered any Notes requested by a Lender pursuant to Section 2.21 payable to the order of each such requesting Lender.

(h)   The Borrower shall have delivered money transfer authorizations as the Agent may have reasonably requested.

(i)     The Agent shall have received the results of a recent Lien and other searches that the Agent deems necessary and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Agent, the Loan Parties shall have delivered UCC termination statements or amendments to existing UCC financing statements with respect to any filings against the Collateral as may be requested by the Agent and shall have authorized the filing of such termination statements or amendments, the Agent shall have been authorized to file any UCC financing statements that the Agent deems necessary to perfect its Liens in the Collateral and Liens creating a first priority security interest in the Collateral in favor of the Agent shall be in proper form for filing, registration or recordation.

(j)     The Borrower Representative shall have delivered a Borrowing Base Certificate which calculates the Borrowing Base and the “Borrowing Base” as defined in the 2010 Parent Indenture, in each case as of the end of the Business Day immediately preceding the Effective Date.

(k)   The Borrower shall have delivered to the Agent Parent’s most recent projected income statement, balance sheet and cash flows for the period through the end of the 2019 Fiscal Year (which shall have been prepared on a monthly basis through the first year after the Effective Date and yearly thereafter).

(l)     All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board, shall be satisfactory to the Agent and the Lenders.

(m) The Agent or its designee shall have conducted a satisfactory field examination of the accounts receivable, Inventory and related working capital matters and financial information of the Loan Parties and of the related data processing and other systems, the results of which shall be satisfactory to the Arrangers and the Agent (it being acknowledged by the Arrangers and the Agent that the appraisal dated as of March 31, 2015 shall satisfy the requirement described in this Section 4.1(m)).

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(n)   The Borrower shall have delivered evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of Section 6.7.

(o)   The Borrower shall have paid all of the fees and expenses owing to the Agent, the Arrangers, the LC Issuer and the Lenders pursuant to Section 2.10, and Section 9.6(a).

(p)   The Borrower shall have delivered to the Agent true and complete Customer Lists for the Borrower, PHI and their respective Subsidiaries, together with a recent satisfactory appraisal with respect thereto (it being understood that the Agent and the Lenders shall treat such Customer Lists as confidential information subject to Section 9.11), it being acknowledged by the Agent that the appraisal dated as of March 31, 2015 shall satisfy the requirement described in this Section 4.1(p).

(q)   The Loan Parties shall have delivered to the Agent a certified actuarial valuation report for each Single Employer Plan for the Plan year beginning January 1, 2013.

(r)     The Loan Parties shall have delivered to the Agent a statement by an actuary enrolled under ERISA certifying that each Single Employer Plan is not, and is not expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA).

(s)    The Agent shall have received a satisfactory solvency certificate from the chief financial officer of the Parent that shall document the solvency of the Parent and its Subsidiaries as of the Effective Date.

(t)     The Agent shall have received a copy of each hedging and inventory policy contemplated by Section 5.33, and the Agent shall be satisfied with each such policy.

(u)   The Agent shall have received written consents from the “Required Lenders” under and as defined in the Existing Credit Agreement to the execution and delivery of this Agreement (it being agreed that the entering into of this Agreement by any such Existing Lender shall constitute such written consent).

(v)   The Borrower shall have submitted irrevocable notice for repayment, prepayment, redemption or defeasance of all amounts outstanding under the 2010 Parent Notes and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(w) The Effective Date shall occur on or before August 31, 2015.

4.2.            Each Credit Extension. Except as otherwise expressly provided herein, the Lenders shall not be required to make any Credit Extension (including with respect to the Term Loans on or prior to the Term Commitment Expiration Date) if on the applicable Credit Extension Date:

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(a)    There exists any Default or Unmatured Default or any Default or Unmatured Default shall result from any such Credit Extension.

(b)   Any representation or warranty contained in Article V is untrue or incorrect in any material respect as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date.

(c)    After giving effect to any Credit Extension, Availability would be less than zero.

(d)   Any legal matter incident to the making of such Credit Extension shall not be satisfactory to the Agent and its counsel or such Credit Extension shall conflict with, or not be permitted by, the terms of the 2010 Parent Indenture.

(e)    The Borrower is not in compliance with Section 2.25.

Each Borrowing Notice or request for issuance of Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.1 have been satisfied and that none of the conditions set forth in Section 4.2 exist as of the applicable Credit Extension Date. Any Lender may require a duly completed Compliance Certificate as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders as follows:

5.1.            Existence and Standing. Each Loan Party is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.            Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.            No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or (ii) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture (including, without limitation, the 2010 Parent Indenture), instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by a Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except for (i) filing of amendments to Mortgages and UCC financing statements to be filed on or immediately after the Effective Date and (ii) routine approvals required in connection with the performance by the Loan Parties of their businesses.

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5.4.            Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders, and such Liens (upon any required filing and recordation) constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral.

5.5.            Financial Statements.

(a)    The audited consolidated financial statements of the Parent and its Subsidiaries for the period ended September 30, 2014 heretofore delivered to the Lenders (A) were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended and (B) with respect to the financial statements referred to in clause (i) hereof, are accompanied by an unqualified audit report certified by independent certified public accountants.

(b)   The most recent Projections delivered to the Agent and the Lenders pursuant to Section 6.1(d) represent the Borrower’s good faith estimate of the future financial performance of the Parent and its Subsidiaries for the period set forth therein.

5.6.            Material Adverse Change. Since September 30, 2014, after giving effect to the consummation of the transactions contemplated hereby on the Effective Date, there has been no change in the business, operations, Property, condition (financial or otherwise) or prospects of the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

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5.7.            Taxes. The Loan Parties have filed all U.S. federal tax returns and all other Tax returns which are required to be filed, all such returns are complete and correct and the Loan Parties have paid all Taxes due pursuant to said returns or pursuant to any assessment received by any Loan Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Loan Parties in respect of any taxes or other governmental charges are adequate. If any Loan Party is a limited liability company, each such limited liability company qualifies for partnership tax treatment under U.S. federal tax law.

5.8.            Litigation and Contingent Obligations. Except as set forth on Schedule 5.8, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.8, no Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

5.9.            Capitalization and Subsidiaries. Schedule 5.9 sets forth (a) a correct and complete list of the name of each and all of the Parent’s Subsidiaries, (b) the location of the chief executive office of each Loan Party and each of its Subsidiaries and each other location where any of them have maintained their chief executive office in the past five years, (c) a true and complete listing of each class of each Loan Party’s authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 5.9, and (d) the type of entity of each Loan Party. With respect to each Loan Party, Schedule 5.9 also sets forth the employer or taxpayer identification number of each Loan Party and the organizational identification number issued by each Loan Party’s jurisdiction of organization or a statement that no such number has been issued. All of the issued and outstanding Capital Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

5.10.        ERISA. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (i) each Plan complies with all applicable requirements of law and regulations and (ii) no ERISA Event has occurred.

5.11.        Accuracy of Information. No information, exhibit or report furnished by any Loan Party to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.12.        Names; Prior Transactions. Except as set forth on Schedule 5.12, the Loan Parties have not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any Acquisition.

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5.13.        Regulation U. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Board. No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Board.

5.14.        Material Agreements. Schedule 5.14 hereto sets forth as of the Effective Date all material agreements and contracts to which any Loan Party is a party or is bound as of the date hereof. No Loan Party is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.15.        Compliance With Laws. The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.16.        Ownership of Properties. Except as set forth on Schedule 5.16, on the date of this Agreement, the Loan Parties will have good title, free of all Liens other than those permitted by Section 6.21, to all of the Property and assets reflected in the Loan Parties’ most recent consolidated financial statements provided to the Agent as owned by the Loan Parties.

5.17.        Plan Assets; Prohibited Transactions. No Loan Party is an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA, as the same may be amended from time to time) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code to which Section 4975 of the Code applies), and neither the execution or performance of this Agreement, nor the making of Credit Extensions hereunder, gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.18.        Environmental Matters.

(a)    Each of the Loan Parties is, and has been, in compliance with all Environmental Laws applicable to it or to the Collateral except where such noncompliance would not have a Material Adverse Effect. Each Loan Party holds all environmental permits and licenses that are necessary for the conduct of the business and operations of such Loan Party as now conducted and as proposed to be conducted, and has timely and properly applied for renewal of all environmental permits or licenses that have expired or are about to expire, except where the failure to hold, or to timely and properly reapply for, such environmental permits or licenses would not have a Material Adverse Effect. Schedule 5.18 lists (i) all notices from federal, state or local environmental agencies to any Loan Party citing environmental violations or other conditions that could be the subject of investigation, remediation or other action under Environmental Law affecting the business and operations of any Loan Party or the Collateral that have not been finally resolved and disposed of, and no such violation or condition, whether or not notice regarding such violation or condition is listed on Schedule 5.18, if ultimately resolved against such party, would have a Material Adverse Effect and (ii) all material reports filed by each of the Loan Parties during the past twelve months with respect to its business and operations or the Collateral with any federal, state or local environmental agency having jurisdiction over any of the Loan Parties or the Collateral, true and complete copies of which reports have been made available to the Lenders. Notwithstanding any such notice, except for matters the consequences of which will not have a Material Adverse Effect, the business and operations of each Loan Party and the Collateral are currently being operated in all respects within the limits set forth in such environmental permits or licenses and any current noncompliance with such permits or licenses will not result in any liability or penalty to any of the Loan Parties or in the revocation, loss or termination of any such environmental permits or licenses.

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(b)   All facilities located on the real property owned or leased by the Loan Parties, including without limitation the Collateral, which are subject to regulation by the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder, (“RCRA”) are and have been operated in compliance with RCRA, except where such noncompliance would not have a Material Adverse Effect and none of the Loan Parties has received, or, to the knowledge of any Loan Party, been threatened with, a notice of violation of RCRA regarding such facilities.

(c)    No Materials of Environmental Concern are or, to the knowledge of any Loan Party, have been located or present at any of the real property owned or leased by the Loan Parties, including without limitation the Collateral, or any previously owned properties, in violation of any Environmental Law, which violation will have a Material Adverse Effect, or in such circumstances as to give rise to liability, which liability will have a Material Adverse Effect, and with respect to such real property there has not occurred, to the knowledge of any Loan Party (i) any release or threatened release of any Materials of Environmental Concern, (ii) any discharge or threatened discharge of any Materials of Environmental Concern into the environment which violates any Environmental Law or (iii) any assertion of any lien pursuant to Environmental Laws resulting from any use, spill, discharge or clean-up of any Materials of Environmental Concern, which occurrence referred to in clause (i), (ii) or (iii) above will have a Material Adverse Effect.

(d)   Except as set forth on Schedule 5.18(d), none of the Loan Parties has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and regulations promulgated thereunder, or any comparable state, local or foreign law nor has any Loan Party received any notification that any Materials of Environmental Concern that it has used, generated, stored, treated, handled, transported or disposed of or arranged for transport for disposal or treatment of, or arranged for disposal or treatment of, has been found at any site at which any Governmental Authority or private party is conducting or plans to conduct a remedial investigation or other action pursuant to any Environmental Law.

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(e)    None of the matters disclosed in Schedule 5.18 or Schedule 5.18(d), either individually or in the aggregate, involves a violation of or a liability under any Environmental Law, the consequences of which will have a Material Adverse Effect.

5.19.        Investment and Holding Company Status. No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

5.20.        Bank Accounts. As of the Effective Date, Exhibit B to the Security Agreement contains a complete and accurate list of all bank accounts maintained by each Loan Party with any bank or other financial institution.

5.21.        Indebtedness. As of the Effective Date and after giving effect to the Credit Extensions to be made on the Effective Date (if any), the Loan Parties have no Indebtedness, except for (a) the Obligations, and (b) any Indebtedness described on Schedule 5.21.

5.22.        Affiliate Transactions. Except as set forth on Schedule 5.22, as of the Effective Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families (other than employment agreements and arrangements and transactions entered into in the ordinary course of business on terms that are arms-length), and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

5.23.        Real Property; Leases. As of the Effective Date, Schedule 5.23 sets forth a correct and complete list of all real Property owned by each Loan Party, all leases and subleases of real Property by each Loan Party as lessee or sublessee, and all leases and subleases of real Property by each Loan Party as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each Loan Party has good and indefeasible title in fee simple to the real Property identified on Schedule 5.23 as owned by such Loan Party, or valid leasehold interests in all real Property designated therein as “leased” by such Loan Party.

5.24.        Intellectual Property Rights. As of the Effective Date: (a) Schedule 5.24 sets forth a correct and complete list of all Intellectual Property Rights of each Loan Party; (b) none of the Intellectual Property Rights listed in Schedule 5.24 is subject to any licensing agreement or similar arrangement except as set forth in Schedule 5.24; (c) the Intellectual Property Rights described in Schedule 5.24 constitute all of the property of such type necessary to the current and anticipated future conduct of the Loan Parties’ business; (d) to the best of each Loan Party’s knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any Loan Party infringes in any material respect upon any rights held by any other Person; and (e) no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard, or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

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5.25.        Insurance. Schedule 5.25 lists all insurance policies of any nature maintained, as of the Effective Date, by each Loan Party, as well as a summary of the terms of each such policy.

5.26.        Solvency.

(a)    Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Loan Party; (b) the present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of each Loan Party on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)   The Borrower does not intend to, nor will the Borrower permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.27.        Subordinated Indebtedness. The Secured Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness. In addition, (a) no “Event of Default” or “Default” under and as defined in the 2010 Parent Indenture exists, nor will any such Event of Default or Default exist immediately after the granting or continuation of any Loan, under the 2010 Parent Indenture or any agreement executed by the Parent or any of its Subsidiaries in connection therewith; and (b) all of the Obligations constitute Permitted Indebtedness as defined in the 2010 Parent Indenture.

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5.28.        Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Loan Parties to their employees and former employees, as estimated by such Loan Parties in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $10,000,000 in the aggregate.

5.29.        Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

5.30.        Reportable Transaction. The Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

5.31.        Labor Disputes. Except as set forth on Schedule 5.31, as of the Effective Date (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or PHI or any of their respective Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or PHI or any of their respective Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or PHI or any of their respective Subsidiaries or their employees.

5.32.        Fixed Price Supply Contract. None of the Loan Parties is a party to any contract for the purchase or supply by such parties of any product except where (a) the purchase price is set with reference to a spot index or indices substantially contemporaneously with the delivery of such product or (b) delivery of such product is to be made no more than 18 months after the purchase price is agreed to. All such contracts for the delivery of product to any Loan Party referred to in the foregoing clause (b) which are in effect on the Effective Date are set forth in Schedule 5.32.

5.33.        Trading and Inventory Policies. Each Loan Party maintains a hedging policy to the effect that it will not trade any commodities. Each Loan Party maintains a supply inventory position policy to the effect that it will not hold on hand, as of any date, more Commodities Inventory than will be sold in the normal course of business during the following 90 days. Each Loan Party is in compliance with such policies.

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5.34.        Use of Proceeds. The Borrower will use the proceeds of the Loans solely as set forth in Section 6.2.

ARTICLE VI

COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Facility Termination Date:

6.1.            Financial and Collateral Reporting. Each Loan Party will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and will furnish to the Lenders:

(a)    within ninety days after the close of each Fiscal Year of the Parent and its Subsidiaries, an unqualified audit report certified by independent certified public accountants reasonably acceptable to the Required Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliations of statements of retained earnings, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

(b)   within forty-five days after the close of the first three quarterly periods of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such Fiscal Quarter and consolidated and consolidating profit and loss and reconciliations of statements of retained earnings and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the applicable period, all certified by its chief financial officer and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);

(c)    within thirty days after the close of each Fiscal Month, consolidated and consolidating unaudited balance sheets of the Parent and its Subsidiaries at the close of each such Fiscal Month and consolidated and consolidating profit and loss and reconciliations of statements of retained earnings and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Month, setting forth in each case in comparative form the figures for the prior 12-month period, all prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments) and certified by its chief financial officer or vice president - controller;

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(d)   as soon as available, but not less than 10 days prior to the end of such Fiscal Year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Parent for each month of such Fiscal Year (the “Projections”) in form reasonably satisfactory to the Agent;

(e)    together with each of the financial statements required under Sections 6.1(a), (b) and (c), a compliance certificate in substantially the form of Exhibit E (a “Compliance Certificate”) signed by the chief financial officer, vice president - controller or treasurer of the Borrower Representative showing the calculations necessary to determine compliance with this Agreement (including calculation of (i) Availability for purposes of Sections 6.16 and 6.25 and (ii) the Fixed Charge Coverage Ratio and Senior Secured Leverage Ratio for purposes of Section 6.28 to the extent then applicable) and the Applicable Margin and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(f)    as soon as available but in any event within 20 days of the end of each Fiscal Month (or, during the Seasonal Availability Period or to the extent Availability is less than 15.0% of the Aggregate Revolving Commitment, within 3 days of the end of each week), and at such other times as may be requested by the Agent (in its Permitted Discretion), as of the period then ended, a Borrowing Base Certificate, which will include information relating to the Borrowing Base as calculated and defined in the 2010 Parent Indenture and supporting information in connection therewith;

(g)   as soon as available but in any event within 20 days of the end of each Fiscal Month (or, during the Seasonal Availability Period or to the extent Availability is less than 15.0% of the Aggregate Revolving Commitment, within 3 days of the end of each week) and at such other times as may be requested by the Agent (in its Permitted Discretion), as of the period then ended:

(i)                 (1) a summary aging of the Accounts of the Borrower and PHI and each of their respective Subsidiaries, including an aged accounts receivable total for each Account Debtor, supported by a total page from the system summary aging for each branch, and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Agent, together with such transaction analysis or roll-forward information as the Agent requests, in its Permitted Discretion;

(ii)               a schedule detailing the Inventory of the Borrower and PHI and their respective Subsidiaries, in form reasonably satisfactory to the Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a weighted average basis) or market and adjusted for Reserves as the Agent has previously indicated to the Borrower are deemed by the Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrower or PHI or any of their respective Subsidiaries and complaints and claims made against them), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

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(iii)             a worksheet of calculations prepared by the Borrower to determine Eligible Accounts Receivable, Eligible Heating Oil and Other Fuel Inventory and Eligible Other Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts Receivable, Eligible Heating Oil and Other Fuel Inventory and Eligible Other Inventory and the reason for such exclusion;

(iv)             a reconciliation of the Accounts and Inventory of the Borrower, PHI and their respective Subsidiaries between the amounts shown in their general ledgers and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)               a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance set forth in statements given to the Borrower under this Agreement;

(h)   as soon as available but in any event within 20 days of the end of each Fiscal Month (or, during the Seasonal Availability Period or to the extent Availability is less than 15.0% of the Aggregate Revolving Commitment, within 3 days of the end of each week) and at such other times as may be requested by the Agent (in its Permitted Discretion), as of the month then ended, a schedule and aging of the Borrower’s and PHI’s accounts payable;

(i)     promptly upon the Agent’s request (in its Permitted Discretion):

(i)                 copies of invoices in connection with the invoices issued by the Borrower or PHI or any of their respective Subsidiaries in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)               copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory, Machinery or Equipment purchased by any Loan Party; and

(iii)             a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(j)     as soon as possible and in any event within 20 days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(k)   as soon as possible and in any event within 300 days after the close of the Fiscal Year of each Single Employer Plan, a certified financial statement of such Single Employer Plan;

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(l)     as soon as possible and in any event within 10 days after the Borrower (i) knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto; (ii) receives a determination that any Plan is, or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA), a statement describing such status determination and the action which the Borrower proposes to take with respect thereto; or (iii) receives any determination that a Multiemployer Plan is expected in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA), a copy of such determination;

(m) as soon as possible and in any event within 10 days (i) of filing therewith with the PBGC, the U.S. Internal Revenue Service or any other governmental entity, a copy of each annual report or other filing with respect to any Single Employer Plan;

(n)   as soon as possible and in any event with 10 days following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any member of its Controlled Group may request with respect to any Multiemployer Plan to which it is a party; provided, that if the Borrower or any member of its Controlled Group has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Agent, the Borrower and/or the Controlled Group members shall promptly make a request for such documents and notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Agent (on behalf of each requesting Lender) promptly after receipt thereof, and further provided, that the rights granted to the Agent in this section shall not be exercised more than once during a 12-month period;

(o)   as soon as possible and in any event within 10 days after receipt by any Loan Party and to the extent pertaining to a matter that could have a material impact on any Loan Party, a copy of (i) any notice or claim to the effect that any Loan Party is or may be liable to any Person as a result of the release by any Loan Party, or any other Person of any Materials of Environmental Concern into the environment, and (ii) any notice alleging any violation of any Environmental Laws by any Loan Party;

(p)   concurrently with the delivery of annual audited financial statements pursuant to Section 6.1(a), an updated Customer List for the Borrower and PHI and their respective Subsidiaries, certified as true and correct by an Authorized Officer of the Borrower (it being understood that the Agent and the Lenders shall treat such Customer Lists as confidential information subject to Section 9.11);

(q)   concurrently with the furnishing thereof to the unitholders of the Parent, copies of all financial statements, reports and proxy statements so furnished;

(r)     promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the Securities and Exchange Commission; and

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(s)    such other information (including, without limitation, non-financial information as more fully described on Schedule 6.1(s)) as the Agent or any Lender may from time to time reasonably request.

6.2.            Use of Proceeds.

(a)    The Borrower will use the proceeds of the Credit Extensions (other than the Term Loans) solely to finance the working capital needs of the Borrower and its Subsidiaries in the ordinary course of business; provided that Facility LCs may also be used to support (i) obligations under workers’ compensation laws, (ii) obligations to suppliers of petroleum derivative products or energy commodity derivative providers in the ordinary course of business consistent with past practices and (iii) other ordinary course obligations of the Loan Parties. The Borrower will use the proceeds of the Term Loans to prepay an intercompany loan to the Parent and will distribute the remainder to PHI, which will distribute such remainder to Star Acquisitions, Inc., which in turn will distribute such remainder to the Parent, which will use the proceeds of such prepayment and distribution, substantially simultaneously with the making of the Term Loans, together with cash on hand, to redeem the 2010 Parent Notes.

(b)   No Loan Party will use any of the proceeds of the Credit Extensions to (i) purchase or carry any Margin Stock in violation of Regulation U, (ii) repay or refinance any Indebtedness of any Person incurred to buy or carry any Margin Stock, (iii) acquire any security in any transaction that is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934 (and the regulations promulgated thereunder), or (iv) so long as the 2010 Parent Indenture is in effect, make any Acquisition.

6.3.            Notices. Each Loan Party will give prompt notice in writing to the Agent and the Lenders of:

(a)    the occurrence of any Default or Unmatured Default;

(b)   any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect;

(c)    the assertion by the holder of any Capital Stock of any Loan Party or the holder of any Indebtedness of any Loan Party in excess of $1,000,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(d)   receipt of any written notice that any Loan Party is subject to any investigation by any Governmental Authority with respect to any potential or alleged violation of any applicable Environmental Law or of imposition of any Lien against any Property of any Loan Party for any liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws, in each case, that could reasonably be expected to result in a material impact on any Loan Party;

(e)    receipt of any notice of litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of (A) $500,000 above insurance coverage limits or (B) $5,000,000 regardless of insurance coverage limits, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; or (vi) involves any product recall;

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(f)    any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;

(g)   its decision to change, (i) such Loan Party’s name or type of entity, (ii) such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, and (iii) the location where any Collateral is held or maintained; provided that, in no event shall the Agent receive notice of such change less than thirty days prior thereto;

(h)   commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $250,000;

(i)     the opening of any new deposit account by any Loan Party with any bank or other financial institution;

(j)     any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(k)   any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(l)     all material amendments to real estate leases, together with a copy of each such amendment;

(m) immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower, PHI or any of their respective Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(n)   concurrently with the delivery of each Borrowing Base Certificate, a listing of each Rate Management Transaction or amendment to a Rate Management Transaction that such Loan Party has entered into since the date on which a Borrowing Base Certificate was last delivered pursuant to Section 6.1(f), together with copies of all agreements evidencing such Rate Management Transactions or amendments thereto;

(o)   [Intentionally omitted];

(p)   any circumstances that it reasonably believes may result in an assertion that a withdrawal under Title IV of ERISA has occurred by any Loan Party or any member of its Controlled Group with respect to any Multiemployer Plan; and

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(q)   any other matter as the Agent may reasonably request.

6.4.            Conduct of Business. Each Loan Party will:

(a)    carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted;

(b)   do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that nothing in this Section 6.4 shall prohibit any transaction permitted by Section 6.18.

(c)    keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements delivered to the Agent pursuant to Section 4.1(m);

(d)   at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and

(e)    transact business only in such corporate and trade names as are set forth in Schedule 5.12 (as such schedule may be amended or supplemented from time to time with prompt notification to the Agent of such amendment or supplement).

6.5.            Taxes. Each Loan Party will timely file complete and correct U.S. federal and applicable foreign, state and local Tax returns required by law and pay when due all Taxes upon it or its income, profits, Property or Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP. At any time that any Loan Party is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under U.S. federal tax law.

6.6.            Payment of Indebtedness and Other Liabilities. Each Loan Party will pay or discharge when due all Material Indebtedness permitted by Section 6.17 owed by such Loan Party and all other liabilities and obligations due to materialmen, mechanics, carriers, warehousemen, and landlords, except that the Loan Parties may in good faith contest, by appropriate proceedings diligently pursued, any such obligations; provided that, (a) adequate reserves have been set aside for such liabilities in accordance with GAAP, (b) no Lien shall be imposed to secure payment of such liabilities that is superior to the Agent’s Liens securing the Secured Obligations, (c) none of the Collateral becomes subject to forfeiture or loss as a result of the contest and (d) such Loan Party shall promptly pay or discharge such contested liabilities, if any, and shall deliver to the Agent evidence reasonably acceptable to the Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this proviso are no longer met.

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6.7.            Insurance; Weather Hedging.

(a)    Each Loan Party shall at all times maintain, with financially sound and reputable carriers having a Financial Strength rating of at least A- by A.M. Best Company, insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) general liability and (iv) and such other hazards, as is customary in the business of such Loan Party. All such insurance shall be in amounts, cover such assets and be under policies acceptable to the Agent in its Permitted Discretion. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or any successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (B) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent. All premiums on such insurance shall be paid when due by the applicable Loan Party, and copies of the policies delivered to the Agent. If any Loan Party fails to obtain any insurance as required by this Section, the Agent at the direction of the Required Lenders may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Agent shall not be deemed to have waived any Default or Unmatured Default arising from any Loan Party’s failure to maintain such insurance or pay any premiums therefor. No Loan Party will use or permit any Property to be used in violation of applicable law or in any manner which might render inapplicable any insurance coverage.

(b)   All insurance policies required under Section 6.7(a) shall name the Agent (for the benefit of the Agent and the Lenders) as an additional insured or as loss payee, as applicable, and shall provide that, or contain loss payable clauses or mortgagee clauses, in form and substance reasonably satisfactory to the Agent, which provide that:

(i)                 all proceeds thereunder with respect to any Collateral shall be payable to the Agent;

(ii)               no such insurance shall be affected by any act or neglect of the insured or owner of the Property described in such policy; and

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(iii)             such policy and loss payable clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Agent.

(c)    The Borrower must give the Agent prior written notice of any change in insurance carriers and any new insurance policy shall comply with the provisions of this Section 6.7 and otherwise be reasonably acceptable to the Agent. Without in any way limiting the foregoing, in no event shall the Borrower change their insurance carrier without first obtaining a loss payable endorsement in form and substance reasonably satisfactory to the Agent.

(d)   Notwithstanding the foregoing, any insurance or condemnation proceeds received by the Loan Parties shall be immediately forwarded to the Agent and the Agent may, at its option, apply any such proceeds to the reduction of the Obligations in accordance with Section 2.15(d), provided that in the case of insurance proceeds pertaining to any Loan Party other than the Borrower, such insurance proceeds shall be applied to the Loans owing by the Borrower. The Agent may permit or require any Loan Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, upon the applicable Loan Party’s request, the Agent shall permit such Loan Party to replace, restore, repair or rebuild the property; provided that, if such Loan Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within ninety days of such casualty, the Agent may apply such insurance proceeds to the Obligations in accordance with Section 2.15. All insurance proceeds that are to be made available to the Borrower to replace, repair, restore or rebuild the Collateral shall be applied by the Agent to reduce the outstanding principal balance of the Revolving Loans (which application shall not result in a permanent reduction of the Aggregate Revolving Commitment) and upon such application, the Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Loan Party that is not the Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. In either case, thereafter, such funds shall be made available to the applicable Loan Party to provide funds to replace, repair, restore or rebuild the Collateral as follows:

(i)                 the Borrower Representative, on behalf of the applicable Borrower, shall request a Revolving Loan or the Borrower Representative, on behalf of the applicable Loan Party, shall request a release from the cash collateral account be made in the amount needed;

(ii)               so long as the conditions set forth in Section 4.2 have been met, the Lenders shall make such Revolving Loan or the Agent shall release funds from the cash collateral account; and

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(iii)             in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan.

(e) Each Loan Party shall maintain a program to hedge against business risks associated with weather as deemed appropriate by its board of directors.

6.8.            Compliance with Laws. Each Loan Party will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws. This covenant shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the affected Loan Parties promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

6.9.            Maintenance of Properties and Intellectual Property Rights. Each Loan Party will do all things necessary to (i) maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) obtain and maintain in effect at all times all material franchises, governmental authorizations, Intellectual Property Rights, licenses and permits, which are necessary for it to own its Property or conduct its business as conducted on the Effective Date.

6.10.        Inspection. Each Loan Party will permit the Agent and, at the expense of such Lender, any Lender, by their respective employees, representatives and agents, from time to time upon two Business Days’ prior notice as frequently as the Agent reasonably determines (in its Permitted Discretion) to be appropriate, to (a) inspect any of the Property, the Collateral, and the books and financial records of such Loan Party, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Loan Party, (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Loan Party and (d) review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of such Loan Party (it being understood that it is anticipated that the examinations referred to in clauses (a) through (d) of this Section 6.10 will be conducted once per year, with up to two such examinations per year to be permitted at the Agent’s sole discretion). If a Default or an Unmatured Default has occurred and is continuing or if Availability is less than 15.0% of the Aggregate Revolving Commitment, each Loan Party shall provide such access to the Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Default has occurred and is continuing, each Loan Party shall provide the Agent and each Lender with access to its suppliers. Each Loan Party shall promptly make available to the Agent and its counsel originals or copies of all books and records that the Agent may reasonably request. The Loan Parties acknowledge that from time to time the Agent may prepare and may distribute to the Lenders certain audit reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders from information furnished to it by or on behalf of the Loan Parties, after the Agent has exercised its rights of inspection pursuant to this Agreement.

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6.11.        Appraisals. Whenever a Default or Unmatured Default exists or Availability is less than 15.0% of the Aggregate Revolving Commitment, and at such other times as the Agent requests, the Loan Parties shall, at their sole expense, provide the Agent with appraisals or updates thereof of their Inventory, Equipment, Customer Lists and real Property from an appraiser selected and engaged by the Agent, and prepared on a basis, satisfactory to the Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations and by the internal policies of the Lenders (it being understood and agreed that appraisals with respect to Customer Lists shall be required on an annual basis).

6.12.        Communications with Accountants. Each Loan Party executing this Agreement authorizes (a) the Agent and (b) so long as a Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

6.13.        Post-Closing Obligations with respect to Real Property; Mortgage Amendments, Collateral Access Agreements, etc. (a) The Loan Parties shall deliver to the Agent by no later than the date that is 60 days after the Effective Date (or by such other date to which the Agent may agree in its sole discretion), with respect to each parcel of owned real Property set forth on Schedule 5.23, each of the following (to the extent customary or reasonably requested), in form and substance reasonably satisfactory to the Agent:

(i)                 an amendment to the Existing Mortgage covering such parcel of real Property;

(ii)               a “date-down” endorsement to the existing title insurance policy for such parcel of real Property issued by the title company that issued such existing title insurance policy, which endorsement shall update the effective date of such existing title insurance policy and amend the description of the insured Existing Mortgage to include the amendment to such Existing Mortgage;

(iii)             evidence that the Borrower has paid all premiums in respect of the endorsement to the existing title policy for such parcel of real Property, as well as all charges for mortgage recording taxes and mortgage filing fees payable in connection with the recording of the amendment to the Existing Mortgage or new Mortgage, as the case may be, covering such parcel of real Property, and all related expenses, if any;

(iv)             (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party in the event any such Mortgaged Property is located in a special flood hazard area) and (B) a copy of, or a certificate as to coverage under, the flood insurance policies required by Section 6.7(a); and

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(v)               such other information, documentation, and certifications as may be reasonably required by the Agent.

(b)   The relevant Loan Parties shall use commercially reasonable efforts to negotiate with the Agent releases of the Existing Mortgages on the real Property located at (i) 26 Bayview Rd. near Roa Hook Road, Peekskill, NY  10566 and (ii) 15 Richboyton Road, Dover, NJ  07801 by no later than the date that is 30 days after the Effective Date (or by such other date to which the Agent may agree in its sole discretion).

(c)    If requested by the Agent, each Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent. With respect to such locations or warehouse space leased or owned as of the Effective Date and thereafter, if the Agent has not received a Collateral Access Agreement as of the Effective Date (or, if later, as of the date such location is acquired or leased), the Eligible Inventory at that location shall be subject to such Reserves as may be established by the Agent (in its Permitted Discretion). After the Effective Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Effective Date, unless and until, if requested by the Agent, a Collateral Access Agreement reasonably satisfactory to the Agent shall first have been obtained with respect to such location (it being understood that the Borrower shall provide the Agent with written notice prior to taking any such actions) and if it has not been obtained, the Eligible Inventory at that location shall be subject to the establishment of Reserves reasonably acceptable to the Agent. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located. To the extent permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in real Property after the Effective Date, it shall first provide to the Agent a mortgage or deed of trust granting the Agent a first priority Lien on such real Property, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent.

6.14.        Deposit Account Control Agreements. No later than the date that is 60 days after the Effective Date (or by such other date to which the Agent may agree in its sole discretion), the Loan Parties will provide to the Agent a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of a Loan Party as set forth in the Security Agreement.

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6.15.        Additional Collateral; Further Assurances.

(a)    Subject to applicable law, each Loan Party shall, unless the Required Lenders otherwise consent, (i) cause each Subsidiary of the Parent (excluding any Foreign Subsidiary) to become or remain a Loan Party and a Guarantor and (ii) cause each Subsidiary of the Parent (excluding any Foreign Subsidiary) formed or acquired after the Effective Date in accordance with the terms of this Agreement to (1) become a party to this Agreement by executing the Joinder Agreement set forth as Exhibit F hereto (the “Joinder Agreement”), and (2) guarantee payment and performance of the Guaranteed Obligations pursuant to the Guaranty.

(b)   Upon the request of the Agent, each Loan Party shall (i) grant Liens to the Agent, for the benefit of the Agent and the Lenders, pursuant to such documents as the Agent may reasonably deem necessary and deliver such property, documents, and instruments as the Agent may request to perfect the Liens of the Agent in any Property of such Loan Party which constitutes Collateral, including any parcel of real Property located in the U.S. owned by any Loan Party, and (ii) in connection with the foregoing requirements, or either of them, deliver to the Agent all items of the type required by Section 4.1 (as applicable). Upon execution and delivery of such Loan Documents and other instruments, certificates, and agreements, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(c)    Without limiting the foregoing, each Loan Party shall, and shall cause each of the Parent’s Subsidiaries which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and shall take or cause to be taken such actions as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

6.16.        Dividends.

(a)    No Loan Party will declare or pay any dividends or make any distributions on its Capital Stock (other than dividends or distributions payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that (x) any Subsidiary may declare and pay dividends or make distributions to the Borrower or PHI or to a Wholly-Owned Subsidiary of the Borrower or PHI, (y) so long as no Default or Unmatured Default then exists or would result therefrom, if the Parent qualifies as a partnership for U.S. federal income tax purposes, it may pay dividends or make distributions to its shareholders in an aggregate amount not greater than the amount necessary for such shareholders to pay their actual state and U.S. federal income tax liabilities in respect of income allocated to such shareholders by the Parent and (z) so long as no Default or Unmatured Default then exists or would result therefrom, the Borrower, PHI, Star Acquisitions, Inc. and their respective Subsidiaries may pay dividends or make distributions to the Parent in an aggregate amount not to exceed $10,000,000 per Fiscal Year solely to enable the Parent to pay, as the same becomes due and payable, its overhead expenses and any legal, accounting and other professional fees and expenses it may incur. Notwithstanding the foregoing, any Loan Party may make any dividends or distributions to its respective parent company (and the Parent may make any dividends or distributions to its equity owners) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock so long as (x) after giving pro forma effect thereto, Availability (with any Suppressed Availability being included in each calculation of Availability pursuant to this clause (x)) was not less than 15% of the Aggregate Revolving Commitment for any period of three consecutive days during the six-month period ending on the date on which such dividends, distributions, redemptions, repurchases or other acquisitions or retirements of its Capital Stock were made and is not projected to be less than 15% of the Aggregate Revolving Commitment during the six-month period immediately after the date on which such dividends, distributions, redemptions, repurchases or other acquisitions or retirements of its Capital Stock are made (with such projected Availability to be determined by reference to the average projected Availability on the last day of each of the relevant six months) and (y) the Fixed Charge Coverage Ratio is not less than 1.15 to 1.00 after giving pro forma effect to such distributions as if such distributions were paid on the first day of the relevant period; provided, however, that (1) no Default or Unmatured Default then exists or would result therefrom and (2) the Borrower Representative has delivered a certificate of an Authorized Officer attesting to the matters set forth in clauses (x) and (y) above and showing in reasonable detail all calculations with respect thereto.

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(b)   No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of the Borrower or PHI to the Borrower or PHI, as applicable.

6.17.        Indebtedness. No Loan Party will create, incur or suffer to exist any Indebtedness, except:

(a)    the Obligations;

(b)   Indebtedness existing on the date hereof and described in Schedule 5.21;

(c)    purchase money Indebtedness incurred in connection with the purchase of any Equipment; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such Equipment and the aggregate of all such purchase money Indebtedness incurred in any Fiscal Year shall not exceed $10,000,000 at any time outstanding;

(d)   Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (c), (g), (h) and (m) hereof; provided that, (i) other than with respect to any extension, refinancing or renewal of the Indebtedness described in clause (m), the principal amount or interest rate of such Indebtedness is not increased (except to the extent of the capitalization of transaction fees and expenses), (ii) any Liens securing such Indebtedness are not extended to any additional Property of any Loan Party, (iii) no Loan Party or other Subsidiary that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, or renewed (and, with respect to the Indebtedness described in clause (m), such extension, refinancing or renewal has a maturity no earlier than six months after the Facility Termination Date), (v) the terms of any such extension, refinancing, or renewal are not more onerous to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

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(e)    Indebtedness owing by any Loan Party, other than the Parent, to any other Loan Party with respect to intercompany loans, provided further, that:

(i)                 the applicable Loan Parties shall have executed and delivered to the other Loan Party, on the Effective Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Loan Party to another Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent pursuant to the Security Agreement as additional collateral security for the Secured Obligations;

(ii)               the Loan Parties shall record all intercompany transactions on their books and records in accordance with GAAP consistently applied;

(iii)             the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to the Agent;

(iv)             at the time any such intercompany loan or advance is made by a Loan Party and after giving effect thereto, such Loan Party shall be Solvent; and

(v)               no Default or Unmatured Default would occur and be continuing after giving effect to any such proposed intercompany loan;

(f)    (i) Contingent Obligations (A) by endorsement of instruments for deposit or collection in the ordinary course of business, (B) consisting of the Reimbursements Obligations and (C) consisting of the Guaranty and guarantees of Indebtedness incurred for the benefit of any other Loan Party (other than the Parent) if the primary obligation is not prohibited elsewhere in this Agreement and (ii) Indebtedness consisting of the excess of the benefit obligations of each Single Employer Plan over the fair market value of the assets of each such Plan, so long as the amount of such Indebtedness for all such Single Employer Plans, determined as of the most recent valuation date for each Plan using PBGC actuarial assumptions for single employer plan termination, does not, individually or in the aggregate, create a Material Adverse Effect;

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(g)   Capitalized Lease Obligations which in the aggregate do not exceed $2,500,000 in any Fiscal Year;

(h)   Indebtedness assumed in connection with any Permitted Acquisition; provided that, the aggregate amount of Indebtedness assumed under this clause (h) shall not exceed $1,000,000 and provided further that, such Indebtedness is not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and does not attach to any asset of the Borrower, PHI or any of their respective Subsidiaries;

(i)     Indebtedness arising under Rate Management Transactions, so long as such Rate Management Transactions (i) are entered into to hedge or mitigate risks to which a Loan Party has actual exposure and (ii) are not entered into for investment or speculative purposes;

(j)     unsecured Indebtedness in an amount not in excess of $150,000,000; provided that, after giving pro-forma effect thereto, the Senior Secured Leverage Ratio, as of the date of the incurrence of such Indebtedness, shall be no greater than (i) if such Indebtedness is incurred between April 1 and September 30 of any calendar year, 2.75 to 1.0, and (ii) if such Indebtedness is incurred on any other date, 4.25 to 1.0;

(k)   Parent Subordinated Debt;

(l)     other unsecured Indebtedness in an amount not in excess of $25,000,000; and

(m) Indebtedness arising under the 2010 Parent Indenture.

6.18.        Merger. No Loan Party will merge or consolidate with or into any other Person, except that (a) any Subsidiary of the Borrower or PHI may merge into the Borrower, PHI or a Wholly-Owned Subsidiary of the Borrower or PHI and (b) any Loan Party (other than the Borrower) may merge with any other Loan Party.

6.19.        Sale of Assets. No Loan Party will lease, sell or otherwise dispose of its Property (including any Capital Stock owned by it) to any other Person, except:

(a)    sales of Inventory in the ordinary course of business;

(b)   the sale or other disposition of Equipment and the sale and/or leasing of real property that is obsolete or no longer useful in such Loan Party’s business and having a book value not exceeding $10,000,000 in the aggregate in any Fiscal Year; and

(c)    the sale or disposition of other assets having a book value not exceeding a Substantial Portion in the aggregate in any Fiscal Year.

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The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section (other than pursuant to Section 6.19(a)) shall be delivered to the Agent as required by Section 2.15 and applied to the Obligations as set forth therein.

6.20.        Investments and Acquisitions. No Loan Party will (i) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (ii) create any Subsidiary, (iii) become or remain a partner in any partnership or joint venture, or (iv) make any Acquisition, except:

(a)    Cash Equivalent Investments, subject to control agreements in favor of the Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Agent for the benefit of the Lenders;

(b)   Investments in Subsidiaries existing as of the Effective Date;

(c)    other Investments in existence on the Effective Date and described in Schedule 6.20;

(d)   Investments consisting of loans or advances made to employees of such Loan Party on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding;

(e)    subject to Sections 4.2(a) and 4.4 of the Security Agreement, Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices, or acquired as a result of the bankruptcy or reorganization of such Account Debtor;

(f)    additional Investments in Wholly-Owned Subsidiaries which are Loan Parties;

(g)   Permitted Acquisitions and the formation of Wholly-Owned Subsidiaries of the Borrower or PHI in connection with a Permitted Acquisition;

(h)   other Investments not to exceed $10,000,000 in the aggregate at any time outstanding;

(i)     Investments in any existing or future, direct or indirect, Subsidiary which exists for the sole purpose of obtaining and holding a license which the Borrower deems necessary or advisable for its business; provided that (i) the total Investment in such Subsidiary does not exceed $100,000 in the aggregate for any one such Subsidiary or $200,000 in the aggregate for all such Subsidiaries and (ii) if the failure to have such license could reasonably be expected to have a Material Adverse Effect, the Subsidiary holding such license shall be a Guarantor; and

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(j)     Investments in Unrestricted Subsidiaries not to exceed $20,000,000 in the aggregate at any time outstanding.

6.21.        Liens.

(a)    No Loan Party will create, incur, or suffer to exist any Lien in, of, or on the Property of such Loan Party, except the following (collectively, “Permitted Liens”):

(i)                 Liens for taxes, fees, assessments, or other governmental charges or levies on the Property of such Loan Party if such Liens (1) shall not at the time be delinquent or (2) subject to the provisions of Section 6.6, do not secure obligations in excess of $1,000,000, are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves in accordance with GAAP have been set aside on the books of such Loan Party, and a stay of enforcement of such Lien is in effect;

(ii)               Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves shall have been set aside on such Loan Party’s books;

(iii)             statutory Liens in favor of landlords of real Property leased by such Loan Party; provided that, such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real Property;

(iv)             Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(v)               Leases or subleases granted to others in the ordinary course of business, utility easements, building restrictions, and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character, which do not in any material way affect the marketability or impair the value of such real Property, which do not interfere with the use thereof in the business of such Loan Party and which do not impair the ability of the Agent or the Lenders to realize upon the Collateral;

(vi)             Liens existing on the Effective Date and described in Schedule 6.21;

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(vii)           Liens resulting from any extension, refinancing, or renewal of the related Indebtedness as permitted pursuant to Section 6.17(d); provided that, the Liens evidenced thereby are not increased to cover any additional Property not originally covered thereby;

(viii)         Liens securing purchase money Indebtedness of such Loan Party permitted pursuant to Section 6.17(c); provided that, such Liens attach only to the Property which was purchased with the proceeds of such purchase money Indebtedness;

(ix)             Liens on property or assets (other than Accounts and Inventory) acquired pursuant to a Permitted Acquisition, or on property or assets (other than Accounts and Inventory) of a Loan Party in existence at the time such Loan Party is acquired pursuant to a Permitted Acquisition, provided that (1) any Indebtedness that is secured by such Liens is permitted under Section 6.17, and (2) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of any other Loan Party;

(x)               Liens in favor of the Agent granted pursuant to any Loan Document and Liens in respect of other Secured Obligations;

(xi)             [Intentionally omitted]; and

(xii)           any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after notice of the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 30 days after expiration of any such stay.

(b)   Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.21, other than (1) clauses (i), (x) and (xi) above, may at any time attach to any Accounts of any Loan Party and (2) clauses (i) through (iii), (x) and (xi) above, may at any time attach to any Inventory of any Loan Party.

(c)    Other than as provided in the Loan Documents, the 2010 Parent Indenture or in connection with the creation or incurrence of any Indebtedness under Section 6.17(c), no Loan Party will enter into or become subject to any negative pledge or other restriction on the right of such Loan Party to grant Liens to the Agent and the Lenders on any of its Property; provided that, any such negative pledge or other restriction entered into in connection with the creation of Indebtedness under Section 6.17(c) shall be limited to the Property securing such purchase money Indebtedness.

6.22.        Change of Name or Location; Change of Fiscal Year. No Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is for state law or income tax purposes, (d) change its organization identification number, if any, issued by its state of incorporation or other organization or (e) change its state of incorporation or organization, in each case, unless (1) the Agent shall have received at least thirty days prior written notice of such change and (2) the Agent shall have acknowledged in writing that, either (i) such change will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral, or (ii) any reasonable action requested by the Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Agent, on behalf of Lenders, in any Collateral), provided that, any new location shall be in the continental U.S. No Loan Party shall change its Fiscal Year. Notwithstanding the foregoing, the Parent may make an election to be treated as a corporation or association for income tax purposes only without meeting the requirements of (1) and (2) of this Section 6.22 provided that the Agent shall receive written notice of the election within 10 days of the date such election was made and that the election will not materially increase the combined income tax liability of the Loan Parties.

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6.23.        Affiliate Transactions. No Loan Party will enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer (including, without limitation, any payment or transfer with respect to any fees or expenses for management services) to, any Affiliate which is not a Loan Party except in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arms-length transaction. No Loan Party shall pay any amount in respect of Management Fees and Expenses; provided that, so long as no Default or Unmatured Default then exists or would result therefrom (after giving pro forma effect thereto), the Parent may pay Management Fees and Expenses to the General Partner pursuant to the Second Amended and Restated Agreement of Limited Partnership, as in effect on the date hereof.

6.24.        Amendments to Agreements. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, amend, modify, terminate or waive any of its rights under its articles of incorporation, charter, certificate of formation, by-laws, operating, management or partnership agreement or other organizational document or the 2010 Parent Indenture to the extent any such amendment, modification, termination or waiver would be materially adverse to the Lenders.

6.25.        Prepayment of Indebtedness; Subordinated Indebtedness.

(a)    No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of; (iii) Indebtedness permitted by Section 6.17(d) upon any refinancing thereof in accordance therewith; (iv) Indebtedness that is refinanced with Indebtedness permitted under Section 6.17 (d); and (v) other Indebtedness in respect of the 2010 Parent Notes so long as, with respect to this clause (v), (A) after giving pro forma effect to such voluntary purchase, redemption, defeasance or prepayment, Availability (with any Suppressed Availability being included in each calculation of Availability pursuant to this clause (x)) was not less than 15.0% of the Aggregate Revolving Commitment for any period of three consecutive days during the six-month period ending on the date on which such voluntary purchase, redemption, defeasance or prepayment was made and is not projected to be less than 15.0% of the Aggregate Revolving Commitment during the six-month period immediately after the date on which such voluntary purchase, redemption, defeasance or prepayment is made (with such projected Availability to be determined by reference to the average projected Availability on the last day of each of the relevant six months), (B) the Fixed Charge Coverage Ratio is at least 1.15 to 1.0 on a pro forma basis for such voluntary purchase, redemption, defeasance or prepayment, and (C) the Borrower Representative has delivered a certificate of an Authorized Officer attesting to the matters set forth in clauses (v)(A) and (B) above and showing in reasonable detail all calculations with respect thereto; provided that, notwithstanding the foregoing, in no event shall any voluntary purchase, redemption, defeasance or prepayment in respect of the 2010 Parent Notes be permitted on any day during any Seasonal Availability Period or the Business Day immediately following any Seasonal Availability Period.

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(b)   No Loan Party shall make any amendment or modification that is in any way adverse to the interests of the Lenders, to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.26.        Financial Contracts. No Loan Party shall enter into or remain liable upon any Financial Contract, except for Rate Management Transactions permitted by Section 6.17 and Section 6.33.

6.27.        Capital Expenditures. The Loan Parties shall not expend, or be committed to expend, in excess of $15,000,000 for Capital Expenditures during any Fiscal Year in the aggregate for the Parent and its Subsidiaries; provided, however, that the amount of permitted Capital Expenditures under this Section 6.27 only will be increased in any Fiscal Year by the amount, if positive, equal to 50% of the difference between the Capital Expenditures limit specified in this Section 6.27 minus the actual amount of any Capital Expenditures expended pursuant this Section 6.27 during the prior Fiscal Year (the “Carry Over Amount”). Any Carry Over Amount may only be carried over to the next succeeding year.

6.28.        Financial Covenants.

(a)    On any date on which any Term Loans are outstanding, or any date thereafter on which Availability is less than 12.5% of the Aggregate Revolving Commitment, the Borrower will not permit the Fixed Charge Coverage Ratio at any such time to be less than 1.1 to 1.0.

(b)   If any Term Loans are outstanding on any date, the Borrower will not permit the Senior Secured Leverage Ratio on such date to be more than (i) if the last day of the most recent fiscal quarter used in the calculation of the Senior Secured Leverage Ratio with respect to such date, as provided in the definition thereof, is March 31st or June 30th, 3.0 to 1.0 or (ii) if such fiscal quarter ends on any other date, 4.50 to 1.0.

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6.29.        Depository Banks. Each Loan Party shall maintain either (a) the Agent or (b) any other financial institution reasonably acceptable to the Agent that has executed and delivered to the Agent satisfactory control agreements, as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

6.30.        Real Property Purchases. Except as otherwise permitted in connection with a Permitted Acquisition, no Loan Party shall purchase a fee simple ownership interest in real Property with an aggregate purchase price in excess of $2,000,000.

6.31.        Sale of Accounts. No Loan Party will, nor will any Loan Party permit its Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

6.32.        Parent. The Parent shall not engage in any trade or business, or own any assets (other than the Capital Stock of its Subsidiaries) or incur any Indebtedness (other than the Secured Obligations, its existing Indebtedness (including the 2010 Parent Notes permitted under Section 6.17(m) and Guaranties); provided that the Parent may also (x) incur Indebtedness to the extent incurred to refinance the 2010 Parent Notes pursuant to Section 6.17(d), (y) incur Indebtedness that is subordinated to the Obligations on terms satisfactory to the Agent in its Permitted Discretion (“Parent Subordinated Debt”) and (z) incur Indebtedness pursuant to Section 6.17(l) to the extent no principal payments are payable with respect thereto prior to the date which is six months after the Facility Termination Date; provided further that, in the case of clauses (y) and (z) above, (i) the Net Cash Proceeds of such Parent Subordinated Debt or other unsecured Indebtedness, as the case may be, are contributed to Petro as a common equity contribution, or as an intercompany loan in accordance with Section 6.17(e), and (ii) the Parent has provided the Agent with all documents evidencing such Parent Subordinated Debt or such other unsecured Indebtedness, as the case may be, at least 5 Business Days prior to the issuance or incurrence thereof.

6.33.        Fixed Price Supply Contracts; Certain Policies.

(a)    No Loan Party will at any time be a party or subject to any contract for the purchase or supply by such parties of any product except where (i) the purchase price is set with reference to a spot index or indices substantially contemporaneously with the delivery of such product or (ii) delivery of such product is to be made no more than 18 months after the purchase price is agreed to (subject to appropriate hedging with respect to the delivery of such products in accordance with the hedging policies of the relevant Loan Parties).

(b)   No Loan Party will amend, modify or waive the hedging policy or supply inventory position policy referred to in Section 5.33, except that any Loan Party may enter into Commodity Hedging Agreements as permitted under the other provisions hereof. Such Loan Party will provide the Agent and the Lenders with prompt written notice of any such new Commodity Hedging Agreement. Subject to the foregoing exception, each Loan Party will comply in all material respects with such policies at all times.

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ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

(a)    any representation or warranty made or deemed made by or on behalf of any Loan Party to any Lender or the Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with any of the foregoing shall be materially false on the date as of which made;

(b)   (i) nonpayment, when due (whether upon demand or otherwise), of any principal owing under any of the Loan Documents and (ii) nonpayment, within 2 days after it is due, of any interest, fee, Reimbursement Obligation or any other obligation owing under any of the Loan Documents;

(c)    the breach by any Loan Party of any of the terms or provisions of Section 6.1, 6.2, 6.3(a), 6.13, 6.14, 6.16 through 6.34;

(d)   the breach by any Loan Party (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of (i) Section 6.3 (other than Section 6.3(a)) or 6.4 through 6.15 of this Agreement which is not remedied within 10 days after the earlier of such breach or written notice from the Agent or any Lender or (ii) any other Section of this Agreement which is not remedied within 20 days after the earlier of such breach or written notice from the Agent or any Lender;

(e)    failure of any Loan Party to pay when due any Material Indebtedness or a default, breach or other event occurs under any term, provision or condition contained in any Material Indebtedness Agreement of any Loan Party, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Loan Party shall not pay, or admit in writing its inability to pay, its debts generally as they become due;

(f)    any Loan Party shall (i) have an order for relief entered with respect to it under the Bankruptcy Code as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property which constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Bankruptcy Code as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this subsection (f) or (vi) fail to contest in good faith any appointment or proceeding described in subsection (g) below;

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(g)   a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any portion of its Property which constitutes a Substantial Portion, or a proceeding described in subsection (f)(iv) of Article VII shall be instituted against any Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty consecutive days;

(h)   any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party which, when taken together with all other Property of any Loan Party so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;

(i)     any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(j)     any Loan Party shall fail within thirty days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k)   any Change in Control shall occur;

(l)     an ERISA Event shall have occurred which, together with all such other ERISA Events that have occurred, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(m) any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release by any Loan Party or any other Person of any Materials of Environmental Concern into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect;

(n)   the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

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(o)   the Guaranty or the partnership agreement of the Parent shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty or the partnership agreement of the Parent, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;

(p)   any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(q)   any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(r)     the representations and warranties set forth in Section 5.17 (Plan Assets; Prohibited Transactions) shall at any time not be true and correct; or

(s)    the Borrower, PHI or any of their respective Subsidiaries shall fail to pay when due any Operating Lease Obligation in excess of $750,000.

ARTICLE VIII

REMEDIES; WAIVERS AND AMENDMENTS

8.1.            Remedies.

(a)    If any Default occurs, the Agent may in its discretion (and at the written request of the Required Lenders, shall) (i) reduce or terminate the Aggregate Revolving Commitment, Aggregate Term Commitment or the Commitment, (ii) reduce the advance rates set forth in the definition of the Borrowing Base or reduce one or more of the other elements used in computing the Borrowing Base, (iii) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, (iv) declare all or any portion of the Obligations to be due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, (v) upon notice to the Borrower Representative and in addition to the continuing right to demand payment of all amounts payable under this Agreement, the Agent may either (1) make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent an amount, in immediately available funds (which funds shall be held in the Facility LC Collateral Account), equal to 105% of the Collateral Shortfall Amount or (2) deliver a Supporting Letter of Credit as required by Section 2.1.2(l), whichever the Agent may specify in its sole discretion, (vi) increase the rate of interest applicable to the Loans and the LC Fees as set forth in this Agreement and (vii) exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

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(b)   If any Default described in subsections (f) or (g) of Article VII occurs with respect to any Loan Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and all Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Loan Parties will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount equal to 105% of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)    If, within thirty days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in subsections (f) or (g) of Article VII with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower Representative, rescind and annul such acceleration and/or termination.

(d)   If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower (upon notice to the Borrower Representative) to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent an amount equal to 105% of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. The Borrower hereby pledges, assigns, and grants to the Agent, on behalf of and for the benefit of the Agent, the Lenders, and the LC Issuer, a security interest in all of the Borrower’s right, title, and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.

(e)    The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, first, apply such funds to the payment of the Obligations (other than the Obligations with respect to the Term Loans) and any other amounts as shall from time to time have become due and payable by the Borrower to the Revolving Lenders or the LC Issuer under the Loan Documents and second, apply such funds to the payment of the Obligations with respect to the Term Loans and any other amounts as shall from time to time have become due and payable by the Borrower to the Term Lenders under the Loan Documents.

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(f)    At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Secured Obligations have been indefeasibly paid in full and the Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

8.2.            Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard, (b) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

8.3.            Amendments

(a)    Subject to the provisions of this Section 8.3, no amendment, waiver or modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided, however, that no such amendment, waiver or modification shall (A) (i) include additional categories of Collateral in the Borrowing Base if such inclusion would increase Availability, (ii) increase the amount to be added to the calculation of the Borrowing Base pursuant to clause (e) of the definition thereof or (iii) modify any Eligibility Definition if such modification would increase Availability, in each case, without the prior written consent of the Revolving Lenders in the aggregate holding at least 75% of the Aggregate Revolving Commitments or, if the Aggregate Revolving Commitments have been terminated, Lenders in the aggregate holding at least 75% of the Aggregate Revolving Credit Exposure, (B) increase the percentage advance rates set forth in the definition of Borrowing Base without the prior written consent of each Revolving Lender, (C) amend the definition of “Excess Cash Flow” (and its component definitions) or the provisions of Section 2.15(e) without the consent of the Required Term Lenders or (D) amend the provisions of Section 4.2 (to the extent such amendment relates solely to conditions precedent to Credit Extensions other than Term Loans) without the consent of the Required Revolving Lenders.

(b)   Notwithstanding subsection (a) above, no such amendment, waiver or other modification with respect to this Agreement shall

(i)                 without the consent of each Lender directly affected thereby:

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(A) extend the final maturity of any Loan to a date after the Facility Termination Date;

(B)  postpone any regularly scheduled payment of principal of any Loan or reduce or forgive all or any portion of the principal amount of any Loan or any Reimbursement Obligation or reduce the amount or extend the payment date for, the mandatory payments required under Article II (other than Section 2.15(e));

(C)  reduce the rate or extend the time of payment of interest or fees payable to the Lenders pursuant to any Loan Document;

(D) extend the Facility Termination Date;

(E)  increase the amount of the Commitment of any Lender hereunder (other than pursuant to Section 12.3); or

(F)   amend this Section 8.3; and

(ii)               without the consent of all of the Lenders:

(A) change Section 2.18 hereof in any manner that would alter the sharing of payments required thereunder;

(B)  reduce the percentage or number of Lenders specified in the definition of Required Lenders, Required Revolving Lenders or Required Term Lenders or eliminate or reduce the voting rights of any Lender under this Section 8.3;

(C)  permit any Loan Party to assign its rights under this Agreement;

(D) release all or substantially all of the Guarantors; or

(E)  except as provided in any Collateral Document, release all or substantially all of the Collateral.

(c)    No amendment of any provision of this Agreement relating to the Agent or to the Non-Ratable Loans, the Swingline Loans, the Overadvances or the Protective Advances shall be effective without the written consent of the Agent. No amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Agent may (i) amend Schedule I to reflect assignments entered into pursuant to Section 12.3 and (ii) waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement.

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(d)   If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, the Borrower may elect to replace such Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement (provided that, if such purchase is otherwise made in accordance with the terms hereof, the Administrative Agent may, in its sole discretion, deem such purchase to have been made pursuant to an Assignment Agreement without requiring the execution of an Assignment Agreement by any party, and each party hereto hereby agrees for all purposes hereunder and under the other Loan Documents that such purchase shall be deemed to have been effected pursuant to an executed Assignment Agreement in respect of such purchased amount and each Person that would have otherwise been required to be a party thereto shall be bound by the provisions thereof) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)    Notwithstanding the foregoing, any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the LC Issuers in respect of issuances of Letters of Credit)

8.4.            Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

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ARTICLE IX

GENERAL PROVISIONS

9.1.            Survival of Representations. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Credit Extensions herein contemplated.

9.2.            Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.            Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.            Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Agent and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement.

9.5.            Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other lender (except to the extent to which the Agent is authorized to act as administrative agent for the Lenders hereunder). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.            Expenses; Indemnification

(a)    Expenses. The Borrower shall reimburse the Agent and the Arrangers for any costs, internal charges and reasonable out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as IntraLinks), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arrangers, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arrangers, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arrangers, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with:

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(i)                 appraisals of all or any portion of the Collateral, including each parcel of real Property or interest in real Property, Machinery or Equipment described in any Collateral Document, which appraisals shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of FIRREA, and any rules promulgated to implement such provisions (including reasonable travel, lodging, meals and other out of pocket expenses);

(ii)               field examinations and audits and the preparation of Reports at the Agent’s then customary charge, plus reasonable travel, lodging, meals and other out of pocket expenses;

(iii)             any amendment, modification, supplement, consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

(iv)             lien and title searches and title insurance;

(v)               taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of the Agreement);

(vi)             sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(vii)           any litigation, contest, dispute, proceeding or action (whether instituted by Agent, the LC Issuer, any Lender, any Loan Party or any other Person and whether as to party, witness or otherwise) in any way relating to the Collateral, the Loan Documents or the transactions contemplated thereby; and

(viii)         costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Funding Account and lock boxes, and costs and expenses of preserving and protecting the Collateral.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses may be charged to the Borrower’s Funding Account as Revolving Loans or to another deposit account, all as described in Section 2.17(b).

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(b)   Indemnification. The Borrower hereby further agrees to indemnify the Agent, the Arrangers, the LC Issuer, each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arrangers, the LC Issuer, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.            Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8.            Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.5. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower (through the Borrower Representative), the Agent or the Required Lenders shall so request the Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9.            Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.        Nonliability of Lenders. The relationship between any Loan Party on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of debtor and creditor. Neither the Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Loan Party. Neither the Agent, the Arrangers, the LC Issuer nor any Lender undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

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9.11.        Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee or proposed Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which it is a party, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.4, (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder and (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12.        Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.

9.13.        Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that Chase and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that Chase and/or its Affiliates may also purchase certain equity interests in one or more Loan Parties, make a subordinated loan to the Borrower and receive a warrant from the Borrower, invest in a fund that has invested debt or equity directly or indirectly in one or more Loan Parties and/or act as a financial or other advisor, placement or similar agent or underwriter for one or more Loan Parties.

9.14.        USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act..

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ARTICLE X

THE AGENT

10.1.        Appointment; Nature of Relationship. Chase is hereby appointed by each of the Lenders as its contractual representative (referred to in this Section 10.1 in such capacity as the “Agent”) hereunder and under each other Loan Document (including, without limitation, as “Collateral Agent” under each of the Collateral Documents), and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.        Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3.        General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.        No Responsibility for Credit Extensions, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of any Loan Party, any Guarantor or any Affiliate of any Loan Party.

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10.5.        Action on Instructions of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.        Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by the Agent or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7.        Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it (in its Permitted Discretion) to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.        Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that, no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

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10.9.        Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender, the Borrower or the Borrower Representative referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders; provided, that, the Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Agent’s gross negligence or willful misconduct.

10.10.    Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Loan Party in which such Loan Party is not restricted hereby from engaging with any other Person, all as if Chase were not the Agent and without any duty to account therefor to Lenders. Chase and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. The Agent in its individual capacity, is not obligated to remain a Lender.

10.11.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document, credit information or other information expressly required to be furnished to the Lenders by the Agent or Arrangers hereunder, neither the Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Agent or Arrangers (whether or not in their respective capacity as Agent or Arrangers) or any of their Affiliates.

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10.12.    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Representative, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13.    Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.14.    Execution of Loan Documents. Each Lender agrees that any action taken by the Agent or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that all of the Obligations hereunder constitute one debt, secured pari passu by all of the Collateral.

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10.15.    Collateral Matters.

(a)    The Lenders hereby irrevocably authorize the Agent, at its option and in its Permitted Discretion, to release any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Secured Obligations), and the cash collateralization of all Unliquidated Secured Obligations in a manner satisfactory to each affected Lender (in its Permitted Discretion), (ii) constituting Property being sold or disposed of if the Loan Party disposing of such Property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (v) owned by or leased to any Loan Party which is subject to a purchase money security interest or which is the subject of a Capitalized Lease, in either case, entered into by such Loan Party pursuant to Section 6.17(c), (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Section 8.1, or (vii) of any Unrestricted Subsidiary upon the designation of any subsidiary as an Unrestricted Subsidiary by the Borrower in accordance with the terms of this Agreement. Upon request by the Agent at any time, the Lenders will promptly confirm in writing the Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this Section 10.15. Except as provided in the preceding sentence, the Agent will not release any Liens on any Substantial Portion of the Collateral without the prior written authorization of the Required Lenders.

(b)   Upon receipt by the Agent of any authorization required pursuant to Section 10.15(a) from the Required Lenders of the Agent’s authority to release any Liens upon particular types or items of Collateral, and upon at least 2 Business Days prior written request by the Loan Parties, the Agent shall (and is hereby irrevocably authorized by the Lenders to), as soon thereafter as practicable, execute such documents as may be necessary to evidence the release of its Liens upon such Collateral; provided that, (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion (in its Permitted Discretion), would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)    The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents; provided that, no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent.

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(d)   Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

(e)    Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Agent; (b) such Lender expressly agrees and acknowledges that neither Chase nor the Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein, or (ii) shall be liable for any information contained in any Report; (c) such Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent, Chase, or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that Chase undertakes no obligation to update, correct or supplement the Reports; (d) such Lender agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that neither Chase nor the Agent shall be liable to such Lender or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Loan Parties based on such documents as such Lender deems appropriate without any reliance on the Reports or on the Agent or Chase, (iii) to hold the Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

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10.16.    Co-Agents, Co-Syndication Agents, Co-Documentation Agents, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor any Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.        Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Loan Party becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations then due and owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due; provided, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

11.2.        Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to respective Pro Rata Share of the Aggregate Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.        Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Loan Parties shall not have the right to assign their rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Credit Extension or which holds any Note to direct payments relating to such Credit Extension or Note to another Person. Any assignee of the rights to any Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.

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12.2.        Participations

(a)    Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)   Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which would (i) require the consent of such Lender pursuant to the terms of Section 8.3(b) or (ii) (A) modify any Eligibility Definition or (B) include additional categories of Collateral in the Borrowing Base which, in either case, would increase Availability, and which would require the consent of such Lender pursuant to the terms of Section 8.3(a) or of any other Loan Document.

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(c)    Benefit of Certain Provisions. Each Loan Party agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that, each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that, (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower Representative or to the extent such entitlement to receive a greater payment results from an adoption of or any change in any law or in the interpretation or application thereof that occurs after the Participant acquired the applicable participation, and (ii) any Participant not incorporated under the laws of the U.S. or any state thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person except to the extent such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent shall have no responsibility for maintaining a Participant Register.

12.3.        Assignments

(a)    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (other than the Parent, its Subsidiaries or their respective Affiliates) (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G (an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Credit Extensions of the assigning Lender or (unless each of the Borrower Representative and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Credit Extensions (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

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(b)   Consents. The consent of the Borrower Representative shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that, the consent of the Borrower Representative shall not be required if a Default has occurred and is continuing. The consent of each of the Agent and the LC Issuer shall be required prior to an assignment becoming effective. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c)    Effect; Effective Date. Upon (i) delivery to the Agent of a duly executed Assignment Agreement, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such Assignment Agreement shall become effective on the effective date specified by the Agent in such Assignment Agreement. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such Assignment Agreement, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)   Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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12.4.        Dissemination of Information. Each Loan Party authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Loan Parties, including without limitation any information contained in any Reports; provided that, each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.        Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the U.S. or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d); provided that in the case of a Participant, any forms will be provided directly to the transferor Lender rather than the Borrower.

12.6.        Assignment by LC Issuer. Notwithstanding anything contained herein, if at any time an LC Issuer assigns all of its Commitment and Loans pursuant to Section 12.3, such LC Issuer may, upon thirty days’ notice to the Borrower Representative and the Lenders, resign as an LC Issuer. In the event of any such resignation as an LC Issuer, the Borrower Representative shall be entitled to appoint from among the Lenders a successor LC Issuer hereunder; provided however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of such LC Issuer as an LC Issuer. If an LC Issuer resigns as an LC Issuer, it shall retain all the rights and obligations of an LC Issuer hereunder with respect to the Facility LCs outstanding as of the effective date of its resignation as an LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.1.2(d)).

ARTICLE XIII

NOTICES

13.1.        Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

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(i)                 if to any Loan Party, at its address or telecopier number set forth on the signature page hereof;

(ii)               if to the Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)             if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(iv)             if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)   Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that, the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Loan Party may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Notwithstanding the foregoing, in every instance, the Borrower Representative shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(e) to the Agent.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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13.2.        Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Loan Parties, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

GUARANTY

15.1.        Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agent, the LC Issuer and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (other than with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

15.2.        Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Agent, the LC Issuer or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

15.3.        No Discharge or Diminishment of Guaranty

(a)    Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:

(i)                 any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise;

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(ii)               any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iii)             any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations; or

(iv)             the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, the Agent, the LC Issuer, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)   The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by the Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:

(i)                 the failure of the Agent, the LC Issuer or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii)               any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

(iii)             any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iv)             any action or failure to act by the Agent, the LC Issuer or any Lender with respect to any collateral securing any part of the Guaranteed Obligations;

(v)               any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

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15.4.        Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or exercise any other right or remedy available to it against the Borrower, any Guarantor, any other guarantor or any other person liable on any of the Guaranteed Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other guarantor or any other person liable on any of the Guaranteed Obligations, as the case may be, or any security.15.5.        Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against the Borrower, any Guarantor, any person liable on the Guaranteed Obligations, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agent, the LC Issuer and the Lenders and the Commitments have been terminated.

15.6.        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the LC Issuer and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

15.7.        Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Agent, the LC Issuer nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

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15.8.        Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for or on account of Taxes. If any Guarantor or the Agent is required by law to deduct any Taxes from or in respect of any sum payable to the Lenders under this Guaranty, (a) if such Tax is an Indemnified Tax, the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lenders receive an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantors or the Agent must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (c) the Guarantors must furnish to the Agent as promptly as possible but in any case within forty-five days after their due date certified copies of all official receipts evidencing payment thereof.

15.9.        Severability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

15.10.    Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XV, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agent, the LC Issuer, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

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15.11.    Lending Installations. The Guaranteed Obligations may be booked at any Lending Installation. All terms of this Guaranty apply to and may be enforced by or on behalf of any Lending Installation.

15.12.    Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XV is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the LC Issuer and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

15.13.    (Discharge of Guaranty Upon Certain Events). If a Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of this Agreement or the Capital Stock of any Guarantor is sold in accordance with the provisions of this Agreement such that the Guarantor is no longer a direct or indirect Subsidiary of the Borrower, then in each case the Guaranty of such Guarantor and any subsidiary of such Guarantor that is a Guarantor hereunder shall automatically be discharged and released.

15.14.    Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 15.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15.14, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 15.14 shall remain in full force and effect until all of the Secured Obligations have been indefeasibly paid and performed in full (or with respect to any outstanding Facility LCs, a cash deposit or Supporting Letter of Credit has been delivered to the Collateral Agent as required by the Credit Agreement) and no commitments of the Collateral Agent or the Secured Parties which would give rise to any Secured Obligations are outstanding. Each Qualified Keepwell Provider intends that this Section 15.14 constitute, and this Section 15.14 shall be deemed to constitute, a “keepwell, support, or other agreement” or the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.        CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2.        CONSENT TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH LOAN PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE STATE OF NEW YORK.

16.3.        WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVII

THE BORROWER REPRESENTATIVE

17.1.        Appointment; Nature of Relationship. PHI is hereby appointed by the Borrower as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and the Borrower irrevocably authorizes the Borrower Representative to act as the contractual representative of the Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XVII. Additionally, the Borrower hereby appoints the Borrower Representative as its agent to receive all of the proceeds of the Loans in the Funding Account, at which time the Borrower Representative shall promptly disburse such Loans to the Borrower. The Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or the Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrower pursuant to this Section 17.1.

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17.2.        Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrower, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

17.3.        Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through Authorized Officers.

17.4.        Notices. The Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to the Borrower on the date received by the Borrower Representative.

17.5.        Successor Borrower Representative. Upon the prior written consent of the Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Agent shall give prompt written notice of such resignation to the Lenders.

17.6.        Execution of Loan Documents; Borrowing Base Certificate. The Borrower hereby empowers and authorizes the Borrower Representative, on behalf of the Borrower, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. The Borrower agrees that any action taken by the Borrower Representative or the Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrower.

17.7.        Reporting. The Borrower hereby agrees that it shall furnish promptly to the Borrower Representative a copy of any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

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ARTICLE XVIII

Effect of Amendment and Restatement of Existing Credit AGREEMENT

On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Loan Parties, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

BORROWER:

PETROLEUM HEAT AND POWER CO., INC.

By:

Name:	Richard F. Ambury

Title:	Chief Financial Officer

OTHER LOAN PARTIES:

A.P. WOODSON COMPANY

C. Hoffberger Company

Champion Energy Corporation

COLUMBIA PETROLEUM TRANSPORTATION, LLC

GRIFFITH ENERGY SERVICES, INC.

Hoffman Fuel Company of Bridgeport

Hoffman Fuel Company of Danbury

Hoffman Fuel Company of Stamford

J.J. Skelton Oil Company

Lewis Oil Company

MAREX CORPORATION

MEENAN HOLDINGS OF NEW YORK, INC.

MEENAN OIL CO., INC.

MINNWHALE LLC

ORTEP OF PENNSYLVANIA, INC.

PETRO HOLDINGS, INC.

PETRO PLUMBING CORPORATION

PETRO, INC.

REGIONOIL PLUMBING, HEATING AND COOLING CO., INC.

RICHLAND PARTNERS, LLC

Rye Fuel Company

STAR ACQUISITIONS, INC.

STAR GAS FINANCE COMPANY

By:

Name:	Richard F. Ambury

Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Credit Agreement]

STAR GAS PARTNERS, L.P.

By: KESTREL HEAT, LLC, its General Partner

By:

Name:	Richard F. Ambury

Title:	Chief Financial Officer

MEENAN OIL CO., L.P.

By: MEENAN OIL CO., INC., its General Partner

By:

Name:	Richard F. Ambury

Title:	Chief Financial Officer

CFS LLC
By: Richland Partners, LLC, its Sole Member

By:
Richard F. Ambury
Chief Financial Officer, Executive Vice President, Treasurer and Secretary

NOTICE ADDRESS FOR LOAN PARTIES: 9 West Broad Street Stamford, CT 06902

[Signature Page to Third Amended and Restated Credit Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A., as Agent, an LC Issuer and Lender

By:

Name:	Donna DiForio

Title:	Authorized Officer

NOTICE ADDRESS:

277 Park Avenue, 22nd Floor
Mailcode:	NY1-L275
New York, NY 10172

Attention:	Donna DiForio
Telephone:	212-270-0303
Facsimile:	646-534-2274

[Signature Page to Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Co-Syndication Agent, an LC Issuer and Lender

By:

Name:

Title:

NOTICE ADDRESS:

225 Franklin Street MA1-225-02-05 Boston, MA 02110

Attention:
Telephone:
Facsimile:
Email:

[Signature Page to Third Amended and Restated Credit Agreement]

CITIZENS BANK, N.A., as Co-Syndication Agent and Lender

By:

Name:

Title:

NOTICE ADDRESS:

28 State Street MS 1505 Boston, MA 02109

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:

Name:

Title:

NOTICE ADDRESS:

KeyBank National Association 127 Public Square
Mailcode:	OH-01-13-1300
Cleveland, OH 44134

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

REGIONS BANK, as Lender

By:

Name:

Title:

NOTICE ADDRESS:

250 Park Avenue, 6th Floor

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By:

Name:

Title:

NOTICE ADDRESS:

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

BMO HARRIS BANK, N.A., as Lender

By:

Name:

Title:

NOTICE ADDRESS:

111 W. Monroe, Floor 20 East Chicago, IL 60603

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

PNC BANK, N.A., as Lender

By:

Name:

Title:

NOTICE ADDRESS:

340 Madison Ave, 11fl New York, NY 10173

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

TD BANK, N.A., as Lender

By:

Name:

Title:

NOTICE ADDRESS:

444 Madison Ave., Floor 2 New York, NY 10022

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

SOCIETE GENERALE, as Lender

By:

Name:

Title:

NOTICE ADDRESS:

SOCIETE GENERALE 245 Park Avenue New York, NY, 10167

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

CITIBANK, as Lender

By:

Name:

Title:

NOTICE ADDRESS:

Citibank, N.A. One Court Square LIC, NY 11101

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

ISRAEL DISCOUNT BANK OF NEW YORK, as Lender

By:

Name:

Title:

By:

Name:

Title:

NOTICE ADDRESS:

Israel Discount Bank of New York 511 Fifth Ave. New York, NY

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]

WEBSTER BANK, as Lender

By:

Name:

Title:

NOTICE ADDRESS:

360 Lexington Avenue New York, NY 10017

Attention:
Telephone:
Facsimile:

[Signature Page to Third Amended and Restated Credit Agreement]